EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIGGLE INC.,

VX ACQUISITION CORP.,

ADAPTIVEBLUE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES, LLC

(in its capacity as the Stockholders’ Agent)
______________________________________

Dated as of November 16, 2012
______________________________________

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	3.4	Legal Proceedings; Orders	36
	3.5	SEC Filings; Financial Statements	36
	3.6	Capitalization of Parent	38
	3.7	Capitalization of Merger Sub	39
	3.8	Valid Issuance	39
	3.9	Absence of Certain Changes or Events	39
	3.10	Operations of Merger Sub	41
	3.11	Consent Required	41
	3.12	Certain Liabilities	42
	3.13	Broker’s Fees	42
	3.14	Tax Matters	42
	3.15	Employee and Labor Matters; Benefit Plans	45
	3.16	Environmental Matters	48
	3.17	Compliance with Legal Requirements	49
	3.18	Governmental Authorizations	49
	3.19	Related Party Transactions	49
	3.2	Insurance	50
	3.21	Intellectual Property	50
	3.22	Contracts	54
	3.23	Title to Assets	56
	3.24	Equipment; Real Property	56
	3.25	Disclaimer of Other Representations and Warranties; Knowledge	57

4.	CERTAIN COVENANTS		58
	4.1	Certain Employee Matters	58
	4.2	Directors’ and Officers’ Indemnification and Insurance	59
	4.3	Parent’s Board of Directors and Officers	60
	4.4	Reorganization	60
	4.5	Further Action	60
	4.6	Conduct of Business of the Company	60
	4.7	Conduct of Business of Parent	62
	4.8	Access to Information	63
	4.9	Public Announcements	64
	4.10	Filings and Authorizations; Consummation	64
	4.11	No Solicitation	65
	4.12	Notice, Required Merger Stockholder Votes and Notice of Appraisal Rights	66
	4.13	Advice of Changes	67
	4.14	Additional Actions	67
	4.15	Parent SEC Documents	67
	4.16	Registration of Parent Common Stock	68
	4.17	Reports Under the Exchange Act	68
	4.18	Indemnification with Respect to Securities Regulation	69
	4.19	Certain Bonus Payments	71

5.	INDEMNIFICATION		71
	5.1	Survival of Representations, Etc.	71

	5.2	Indemnification	72
	5.3	Limitations	74
	5.4	No Contribution	75
	5.5	Claims Procedures	75
	5.6	Defense of Third-Party Claims	77
	5.7	Remedies Exclusive; Sole Recourse	79

6.	HOLDBACK		79
	6.1	Purpose of Holdback	79
	6.2	Delivery of Holdback Merger Consideration	80

7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		81
	7.1	Representations and Warranties	81
	7.2	Covenants and Agreements	81
	7.3	Material Adverse Effect	81
	7.4	Officer’s Certificate	81
	7.5	Legal Prohibition	81
	7.6	Financing	81
	7.7	Necessary Consents	81
	7.8	Executed Employment Agreement	81
	7.9	Executed Stockholders Agreement and Nominating Agreements	81
	7.1	Company Stockholder Approval	82
	7.11	Company Audited Financials	82

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		82
	8.1	Representations and Warranties	82
	8.2	Covenants and Agreements	82
	8.3	Material Adverse Effect	82
	8.4	Officer’s Certificate	82
	8.5	Legal Prohibition	82
	8.6	Financing	82
	8.7	Necessary Consents	83
	8.8	Executed Stockholders Agreement and Nominating Agreements	83
	8.9	Board Composition	83

9.	TERMINATION		83
	9.1	Termination	83
	9.2	Expense Reimbursement; Survival After Termination	85

10.	TAX MATTERS		86
	10.1	Consistent Tax Reporting	86
	10.2	Tax Covenants	86
	10.3	Tax Audits and Contests; Cooperation	87
	10.4	Preparation of Tax Returns and Payment of Taxes	88
	10.5	Conveyance Taxes	88
	10.6	FIRPTA Certificate	88

11.	MISCELLANEOUS		88
	11.1	Stockholders’ Agent	88
	11.2	Further Assurances; Limitations	90
	11.3	Fees and Expenses	90
	11.4	Attorneys’ Fees	90
	11.5	Notices	91
	11.6	Headings	92
	11.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	92
	11.8	Governing Law; Dispute Resolution	93
	11.9	Successors and Assigns	93
	11.10	Specific Performance	93
	11.11	Waiver	94
	11.12	WAIVER OF JURY TRIAL	94
	11.13	Amendments	94
	11.14	Severability	94
	11.15	Parties-in-Interest	94
	11.16	Entire Agreement	94
	11.17	Construction	95

LIST OF EXHIBITS AND SCHEDULES

ANNEXES

Annex I	Certain Definitions

EXHIBITS

Exhibit A	Stockholders and Option holders

Exhibit B-1	Stockholders Agreement

Exhibit B-2	Nomination Agreement

Exhibit C	Employment Agreement

Exhibit D	Board Appointments

SCHEDULES

Disclosure Schedule

Parent Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of November 16, 2012, by and among VIGGLE INC., a Delaware corporation (“Parent”), VX ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ADAPTIVEBLUE, INC., a Delaware corporation (the “Company”) and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Agent.  Certain other capitalized terms used in this Agreement are defined in Annex I.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving corporation (the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company, and in the best interests of the Company and its stockholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent, and in the best interests of Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability;

WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, Merger Sub shall have delivered to the Company Parent’s written consent approving and adopting this Agreement, in its capacity as sole stockholder of Merger Sub, in accordance with the requirements of the DGCL;

WHEREAS, as of the date hereof, the Persons listed on Exhibit A own in the aggregate 100% of the issued and outstanding: (i) shares of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”), (ii) shares of Series A Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock”), (iii) shares of Series B Preferred Stock, par value $0.01 per share, of the Company (“Company Series B Preferred Stock”), (iv) shares of Series C Preferred Stock, par value $0.01 per share, of the Company (“Company Series C Preferred Stock”), (v) shares of Series D Preferred Stock, par value $0.01 per share, of the Company (“Company Series D Preferred Stock”, and together with the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the “Company Preferred Stock”) and (vi) options to purchase shares of Company Common Stock (“Company Options”), in each case in such amounts as are set forth opposite each Person’s name on Exhibit A, which Company Common Stock, Company Preferred Stock and Company Options constitute all of the issued and outstanding Company Capital Stock, and securities exercisable for or convertible into Company Capital Stock, as of the date of this Agreement;

WHEREAS, within seventy-two (72) hours following the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company shall have delivered to Parent and Merger Sub the irrevocable written consent of certain of the stockholders of the Company (representing approximately 95% of the issued and outstanding Company Capital Stock) adopting and approving the Merger and this Agreement;

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and certain of the stockholders of the Company and of Parent shall execute and deliver, concurrently with the Closing, a stockholders agreement substantially in the form attached as Exhibit B-1 (the “Stockholders Agreement”);

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and certain of the stockholders of the Company and of Parent shall execute and deliver, concurrently with the Closing, a nominating agreement substantially in the form attached as Exhibit B-2 (each, a “Nominating Agreement”);

WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and a certain key employee of the Company has executed and delivered, concurrently with the execution of this Agreement, an employment agreement substantially in the form attached as Exhibit C (the “Employment Agreement”), which Employment Agreement will be effective at Closing; and

WHEREAS, the parties intend for the Merger to constitute an integrated transaction that qualifies as a reorganization with the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.   DESCRIPTION OF TRANSACTION

1.1 Merger of the Company into Merger Sub.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) the Company shall be merged with and into Merger Sub, (ii) the separate existence of the Company shall cease and (iii) Merger Sub shall be the Surviving Corporation of the Merger and shall continue its legal existence under the DGCL.

1.2 Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

1.3 Closing; Effective Time.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, unless another place is agreed to in writing by the parties hereto, on the second (2nd) Business Day following the date on which all of the conditions to the Closing set forth in Article 7 and Article 8 shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date, time and place as the Company and Parent may mutually agree in writing (the “Closing Date”).  Contemporaneously with or promptly as practicable after the Closing, the Company and Merger Sub shall cause a properly executed certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective as of the date and time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Organizational Documents; Directors and Officers.

(a) At and after the Effective Time:

(i) the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 4.2 hereof) until thereafter amended as provided and in accordance with applicable Legal Requirements; and

(ii) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 4.2 hereof) until thereafter amended as provided and in accordance with applicable Legal Requirements.

(b) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent.

1.5 Treatment of Capital Stock.

(a) Conversion of Company Capital Stock.  Subject to Sections 1.8 and 1.9, as of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

(i) each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (“Disregarded Shares”), if any, shall be canceled without payment of any consideration with respect thereto;

(ii) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares (as defined below)) shall be converted into the right to receive from Parent (A) an amount in cash equal to the Common and Option Per Share Cash Consideration plus (B) a number of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration plus (C) the number of shares of Parent Common Stock required to be paid with respect to such share of Company Common Stock if and when paid pursuant to Article 6;

(iii) each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) an amount in cash equal to the Series A Preferred Per Share Cash Consideration plus (B) a number of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration plus (C) the number of shares of Parent Common Stock required to be paid with respect to such share of Company Series A Preferred Stock if and when paid pursuant to Article 6;

(iv) each share of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) an amount in cash equal to the Series B Preferred Per Share Cash Consideration plus (B) a number of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration plus (C) the number of shares of Parent Common Stock required to be paid with respect to such share of Company Series B Preferred Stock if and when paid pursuant to Article 6;

(v) each share of Company Series C Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) an amount in cash equal to the Series C Preferred Per Share Cash Consideration plus (B) a number of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration plus (C) the number of shares of Parent Common Stock required to be paid with respect to such share of Company Series C Preferred Stock if and when paid pursuant to Article 6; and

(vi) each share of Company Series D Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) an amount in cash equal to the Series D Preferred Per Share Cash Consideration plus (B) a number of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration plus (C) the number of shares of Parent Common Stock required to be paid with respect to such share of Company Series D Preferred Stock if and when paid pursuant to Article 6.

(b) Treatment of Merger Sub Stock.  By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub, each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be one (1) share of the common stock, par value $0.001 per share, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Delivery of Closing Merger Consideration.  The Merger Consideration with respect to each share of Company Capital Stock (other than the portion of the Parent Holdback Amount with respect to such share) shall be delivered promptly after the Effective Time, immediately following the surrender of the certificate representing such share of Company Capital Stock or an indemnification agreement with respect thereto in accordance with Section 1.9.  Prior to the Closing Date, the Company will deliver to Parent a schedule, certified by the chief executive officer of the Company, setting forth each holder of such shares of Company Capital Stock and the amounts and classes of securities held by each, the Pro Rata Portion of Parent Holdback Amount and the aggregate Merger Consideration payable to such holder, the names of each holder in which such shares are to be issued and cash paid and a mailing address where delivery of such shares and cash may be made to each such holder (the “Allocation Spreadsheet”).  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount to be paid by Parent to all of the holders of Company Capital Stock pursuant to Section 1.5 and to all of the holders of Company Options pursuant to Section 1.6 (including, without limitation, upon exercise of any replacement options issued to any employees of the Company after the Effective Time or upon release of the Parent Holdback Amount) exceed (i) the Aggregate Cash Consideration and (ii) 48,265,731 shares of Parent Common Stock.

1.6 Treatment of Company Options.

(a) Assumption of Company Options.  At the Effective Time, each Company Option (or portion thereof) that is unexpired, unexercised, issued and outstanding immediately prior to the Effective Time (after giving effect to any vesting or termination that is contingent upon the completion of the Merger and to any exercises of Company Options prior to the Effective Time) (an “Outstanding Option”) and that is held by a Continuing Employee shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option, subject to the remainder of this Section 1.6(a), in accordance with the same terms (as in effect as of the date of this Agreement) of the Company Option Plan and the same terms of the stock option agreement by which such Company Option is evidenced, except as such terms may be modified (all Outstanding Options that are assumed pursuant to this Section 1.6(a) are hereafter referred to as “Assumed Options”).  All rights to purchase shares of Company Common Stock under Assumed Options shall thereupon be converted into rights to purchase Parent Common Stock.  Accordingly, from and after the Effective Time: (A) each Assumed Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of shares of Company Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest one hundredth of a cent; and (D) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption or replacement of such Assumed Option; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further proportionate adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option. From and after the Effective Time, holders of Outstanding Options shall have no rights with respect thereto other than those specifically provided in this Section 1.6(a).

(b) Optionholder Bonuses.  Promptly after the Effective Time, Parent shall pay to the Surviving Corporation an amount in cash equal to (i) the Common and Option Per Share Cash Consideration multiplied by (y) the total number of shares of Company Common Stock that was subject to a Company Option outstanding immediately prior to the Effective Time.  Within two (2) business days of receipt by the Surviving Corporation of such amount, the Surviving Corporation shall pay, to the holder of each Company Option outstanding immediately prior to the Effective Time, an amount in cash equal to the Common and Option Per Share Cash Consideration with respect to each share of Company Common Stock that was subject to such Company Option immediately prior to the Effective Time, it being understood that (x) such payment shall be made notwithstanding that such holder is a Non-Continuing Employee (as defined below) and (y) if such holder is a Continuing Employee, the Surviving Corporation shall make such payment through payroll.

(c) Termination of Certain Options.  Parent shall not assume any Company Options (or substitute any Company Options with an equivalent option or other right) held by any Person who at the Effective Time is not a Continuing Employee (each, a “Non-Continuing Employee”). Each Outstanding Option held by a Non-Continuing Employee shall be cancelled and terminated at the Effective Time.  From and after the Effective Time, Non-Continuing Employees who hold Outstanding Options have no rights with respect thereto other than those specifically provided in this Section 1.6(b).

(d) Form S-8.  Parent shall file with the SEC (no later than 20 Business Days after the Closing) a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Assumed Options that are eligible for registration on Form S-8.  Parent shall use its reasonable best efforts to cause such registration statement to become effective and to keep such registration statement effective.  Parent shall prepare and file with the SEC such amendments and supplements to such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

1.7 Payment of Transaction Expenses.  Contemporaneously with the Closing, the Company shall pay all fees, costs and expenses incurred by it relating to this Agreement, the Merger and the other transactions contemplated hereby, including, without limitation, the fees and expenses payable to the Company’s legal and financial advisors (the “Transaction Expenses).  The payment of such Transaction Expenses shall not reduce, set off or otherwise affect the Merger Consideration payable to the holders of shares of Company Capital Stock or any portion of the Aggregate Common and Option Bonus Cash Consideration.

1.8 Dissenting Shares.

(a) Effect on Dissenting Shares.  Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be canceled and shall cease to exist and shall represent the right only to receive such rights as are granted by the DGCL.  Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Eligible Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, as and when payable pursuant to this Agreement.

(c) Notice of Dissenting Shares.  The Surviving Corporation or Parent, as the case may be, shall give the Stockholders’ Agent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Surviving Corporation or Parent, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Surviving Corporation or Parent; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal, provided that the Surviving Corporation and Parent shall have the right to direct all such negotiations and proceedings.  Neither the Surviving Corporation nor Parent shall, except with the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands in each case for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such shares of Company Capital Stock and other than by operation of law or pursuant to a final order of a court of competent jurisdiction. The Stockholders’ Agent shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.9 Exchange of Certificates.

(a) Letter of Transmittal – Capital Stock. Not later than ten (10) days following the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal to be mutually agreed to by Parent and the Company (which shall specify that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent, and a provision whereby such holder agrees to be bound by the provisions of Articles 1, 5 and 6 and Sections 4.15(b), 4.18(b), 4.18(c), 4.18(d) and Section 11.1) (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration payable with respect to such Company Capital Stock.  Upon the surrender to Parent of a Company Stock Certificate (or an indemnity agreement as described in Section 1.9(d)), together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to this Agreement, and the Company Stock Certificate so surrendered shall forthwith be canceled.  From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.  Parent shall have the option of appointing an exchange agent approved by the Stockholders’ Agent, which approval shall not be unreasonably withheld or delayed, to carry out the provisions of this Section 1.9.

(b) Payments to Others.  If payment or issuance of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to this Agreement is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

(c) Stock Transfer Books.  As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.  If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable with respect to such shares as provided for in this Article 1.  No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

(d) Lost Certificates.  In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate indemnity agreement providing for indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(e) Dividends.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate or, if such Company Stock Certificate is lost or stolen, such holder delivers the indemnity agreement referred to in paragraph (d) above, in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws and subject to Section 1.9(g), to receive all such dividends and distributions).

(f) Cash in Lieu of Fractional Shares.  No fractional shares of Parent Common Stock shall be issued, no certificates for any such fractional shares shall be issued and no cash payment in lieu of any fractional share shall be paid to any holder in connection with the Merger.  Any fraction of a share of Parent Common Stock shall be rounded down to the nearest whole number.

(g) Escheat.  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock and/or Company Options or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.  Any amounts remaining unclaimed by holders of shares of Company Capital Stock and/or Company Options at such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(h) Withholding.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or issuable pursuant to this Agreement to any security holder of the Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or similar Legal Requirement or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Bodies, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Body by Parent or the Surviving Corporation, as the case may be, Parent or the Surviving Corporation, as the case may be, shall deliver a notice to the affected security holder of the amount so deducted, withheld or paid over.

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company concurrently with the execution of this Agreement to Parent and Merger Sub (the “Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) Organization.  The Company has been duly organized, and is validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Company Material Contracts.

(b) Qualification.  The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Company Material Adverse Effect.  Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified to do business as a foreign corporation.

(c) Directors and Officers.  Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of the officers of the Company.

(d) No Subsidiaries.  The Company has not ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.  Except as set forth on Part 2.1(d) of the Disclosure Schedule, the Company has not guaranteed and is not responsible or liable for any obligation of any Entity.

2.2 Charter Documents; Records.  The Company has made available to Parent or its Representatives accurate and complete copies of: (a) the certificate of incorporation and bylaws or similar organizational documents, including all amendments thereto, of the Company (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors and all committees of the board of directors of the Company since January 1, 2009.  The Company is not in material violation of any of its Charter Documents.

2.3 Capitalization.

(a) Outstanding Securities.  The authorized capital stock of the Company as of the date of this Agreement consists of: (i) 16,000,000 shares of Company Common Stock, of which 3,308,750 shares are issued and outstanding as of the date of this Agreement; and (ii) 9,429,969 shares of Company Preferred Stock, of which: (A) 1,500,000 shares are designated as Series A Preferred Stock, 1,500,000 shares of which are issued and outstanding as of the date of this Agreement; (B) 2,488,458 shares are designated as Series B Preferred Stock, 2,488,458 shares of which are issued and outstanding as of the date of this Agreement; (C) 2,009,803 shares are designated as Series C Preferred Stock, 2,009,803 of which are issued and outstanding as of the date of this Agreement; and (D) 3,431,708 shares are designated as Series D Preferred Stock, 3,233,725 of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury.  Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends on any shares of Company Capital Stock.  Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) Company Options; Restricted Stock.  The Company has reserved 2,580,662 shares of Company Common Stock for issuance under the Company Option Plan, of which options to purchase 1,569,435 shares of Company Common Stock are currently outstanding and 8,750 shares of Company Common Stock have been issued upon the exercise of Company Options granted by the Company under the Company Option Plan and no shares of restricted Company Common Stock have been awarded under the Company Option Plan as of the date of this Agreement.  Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement and each Company Restricted Stock Award: (i) the name of the holder of such Company Option or Company Restricted Stock Award; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Restricted Stock Award and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable or with respect to which such Company Restricted Stock Award is fully vested; (iii) the date on which such Company Option or Company Restricted Stock Award was granted and the term thereof; (iv) the vesting schedule for such Company Option or Company Restricted Stock Award and whether the vesting thereof shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option and (vi) whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.  Each grant of a Company Option and each Company Restricted Stock Award was duly authorized no later than the date on which the grant of such Company Option or Company Restricted Stock Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, each such grant was made in accordance with the terms of the Company Option Plan and the per share exercise price of each Company Option was no less than the fair market value of a share of Company Common Stock, as determined in good faith reliance on a reasonable valuation method, on the applicable Grant Date.

(c) No Other Securities.  Except as set forth in Part 2.3(a), 2.3(b) or 2.3(c) of the Disclosure Schedule, and except for the conversion rights associated with the Company Preferred Stock, the rights created under the Company Stockholder Agreements, and as provided by the terms of the Company Option Plan or applicable stock grant or option agreements, there are no outstanding repurchase options, forfeiture provisions or restrictions on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).  There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or by its terms may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of any of such shares) or other securities of the Company; or (iii) Contract under which the Company is or may by its terms become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company  to an employee of or other service provider to the Company.

(d) Legal Issuance.  All outstanding shares of Company Capital Stock and all outstanding Company Options were issued in compliance in all material respects with: (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such shares of Company Capital Stock identified in Part 2.11(a)(xii) of the Disclosure Schedule.  None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.  Part 2.3(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(e) Repurchased Shares.  Part 2.3(e) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company (other than repurchases from employees of the Company pursuant to customary repurchase rights in the ordinary course of business or pursuant to transactions in accordance with the Company Option Plan): (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company.  All shares of capital stock of the Company  ever repurchased or redeemed by the Company were repurchased or redeemed in material compliance with: (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such repurchased or redeemed shares identified in Part 2.11(a)(xii) of the Disclosure Schedule.

2.4 Financial Statements and Related Information.

(a) Delivery of Financial Statements.  The Company has made available to Parent or its Representatives the following financial statements, including any notes and schedules thereto (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related unaudited statements of operations, statements of stockholders’ deficiency and statements of cash flows for the years ended December 31, 2011, December 31, 2010 and December 31, 2009; and (ii) the unaudited balance sheet of the Company as of September 30, 2012 (the “Unaudited Interim Balance Sheet” and such date, the “Unaudited Interim Balance Sheet Date”), and the related unaudited statement of operations, statements of stockholders’ deficiency and statements of cash flows for the nine months ended September 30, 2012.

(b) Fair Presentation.  The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except (i) as may be indicated in the notes thereto, (ii) as permitted by GAAP and (iii) that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal year-end adjustments.

2.5 Certain Liabilities.

(a) No Liabilities.  The Company has no accrued, contingent or other Liabilities that would be required to be included in the Company Financial Statements, except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and materially consistent with the Company’s past practices; (iii) Liabilities under the Company Material Contracts; (iv) Liabilities identified in Part 2.5(a) of the Disclosure Schedule; and (v) Liabilities that individually or in the aggregate would not be material to the Company taken as a whole.

(b) Indebtedness; Accounts Payable.  Part 2.5(a) of the Disclosure Schedule sets forth: (i) all accounts payable of the Company as of the date of this Agreement; and (ii) all outstanding notes payable of the Company and all other Indebtedness of the Company as of the date of this Agreement.

(c) No “Off-Balance Sheet” Arrangements.  Neither the Company has ever effected or otherwise been a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).  Without limiting the generality of the foregoing, the Company has not ever guaranteed any debt or other obligation of any other Person.

2.6 Absence of Changes.  Except as expressly contemplated by this Agreement or set forth in Part 2.6 of the Disclosure Schedule, since September 30, 2012:

(a) there has not been any Company Material Adverse Effect, and, to Knowledge of the Company, no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s  material assets (whether or not covered by insurance); and

(c) the Company has not taken any of the following actions:

(i) canceled any of its respective insurance policies identified in Part 2.17 of the Disclosure Schedule;

(ii) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, nor repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except pursuant to transactions effected in accordance with and pursuant to the Company Option Plan;

(iii) sold, issued or authorized the issuance of: (A) any capital stock or other security, other than pursuant to the exercise of Company Options outstanding under the Company Option Plan; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(iv) amended or waived any of its rights under, or permitted the acceleration of vesting under (A) any provision of any Company Option Plan; (B) any provision of any agreement evidencing any outstanding Company Option; or (C) any provision of any restricted stock agreement;

(v) amended or permitted the adoption of any amendment to its Charter Documents, or effected or permitted the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) formed any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii) made any capital expenditure, except for such capital expenditures exceeding $100,000 individually or $250,000 in the aggregate;

(viii) (A) entered into, or, except in the ordinary course of business consistent with past practice, any Contract that is or would constitute a Company Material Contract; or (B) materially amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(ix) entered into any Contract: (A) that obligates the Company (or otherwise contemplates) the grant of a license in the future (whether based on the occurrence or non-occurrence of a particular event or otherwise); (B) with any Governmental Body; and (C) pursuant to which any Person is granted access to any Company IP, in each case that are not terminable by the Company (without penalty) on notice of less than 30 days;

(x) (A) acquired, leased or licensed any right or other asset from any other Person for an aggregate value in excess of $100,000; (B) sold, leased, licensed pledged, granted, encumbered (other than Permitted Encumbrances) or otherwise disposed of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business; or (C) waived or relinquish any material right, in each case except in the ordinary course of business consistent with past practices;

(xi) (A) loaned money to any Person (other than routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices); or (B) incurred or guaranteed any Indebtedness;

(xii) (A) materially increased benefits otherwise payable under any Company Employee Plan; (B) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions or bonuses paid in the ordinary course of business and consistent with past practices; (C) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees other than increases which the Company was obligated to make under existing agreements or with respect to employees other than directors or officers, that was in the ordinary course of business and consistent with past practices; or (D) promoted any employee or hired any new employee;

(xiii) except as required by any applicable Legal Requirement, changed any of its methods of accounting or accounting practices in any material respect;

(xiv) made or changed any material Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xv) commenced or settled any Legal Proceeding for an amount in excess of $250,000 or that relates to any Company IP;

(xvi) agreed or committed to take any of the actions described in clauses “(iii)” through “(xv)” above.

2.7 Title to Assets.

(a) Good Title.  The Company owns, and has good and legal title to, all material tangible assets (other than Intellectual Property, which is covered by Section 2.10 hereof), reflected on the Unaudited Interim Balance Sheet (all such material tangible assets being the “Company Assets”).  All such Company Assets are owned by the Company free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.  Part 2.7(a) of the Disclosure Schedule identifies all Company Assets the individual value of which exceeds $250,000 owned by the Company that are located at any location other than the Company Leased Real Property.

(b) Leased Assets.  Part 2.7(b) of the Disclosure Schedule identifies all Company Assets that are material to the business of the Company and that are being leased to the Company for which the annual rental payment for each such Company Asset exceeds $250,000.

2.8 Bank Accounts.  Part 2.8 of the Disclosure Schedule lists with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

2.9 Equipment; Real Property.

(a) Equipment.  All material items of equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible property owned or leased by the Company is, taken as a whole, in reasonably adequate for the uses to which it is being put and is in good operating condition and repair (ordinary wear and tear excepted).

(b) Real Property.  Part 2.9(b) of the Disclosure Schedule sets forth a list of each lease pursuant to which the Company leases real property from any other Person.  (All real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Company Leased Real Property”).  To the Knowledge of the Company, the present use and operation of the Company Leased Real Property is authorized by, and is in compliance with, in all material respects, all applicable zoning, land use, building, fire, health, labor, safety and Environmental Laws and other Legal Requirements.  There is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Company Leased Real Property.  To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Leased Real Property. The Company is not a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Leased Real Property to any Person other than the Company.  The Company has complied in all material respects with the terms of all leases (to which it is a party) relating to the Company Leased Real Property, and to the Knowledge of the Company, all such leases are in full force and effect in all material respects.  The Company does not currently own, nor has the Company ever owned, any real property.

2.10 Intellectual Property.

(a) Registered IP.  Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Company Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest.

(b) Inbound Licenses.  Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each material written Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (A) agreements between the Company and its employees and consultants, substantially in the Company’s standard form thereof; and (B) non-exclusive licenses to third-party software or online services).

(c) Outbound Licenses.  Part 2.10(c) of the Disclosure Schedule accurately identifies each material written Contract pursuant to which the Company has granted to any Person (or pursuant to which the Company may be obligated in the future to grant to any Person, whether due merely to the passage of time, or due to the occurrence of an event or otherwise) any license under, or pursuant to which any Person otherwise has received or acquired from the Company (or may in the future be entitled to receive or acquire from the Company) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP (except pursuant to (i) the Company’s standard terms of sale, service, or use or (ii) non-exclusive licenses granted pursuant to Company IP Form Contracts).  Except for the Contracts identified or otherwise excluded from disclosure in Part 2.10(c) of the Disclosure Schedule, and except pursuant to any licensed agreement under which the Company is licensed to practice any Company IP, the Company is not bound by, or subject to, any Contract, containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) Royalty Obligations.  Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts in the aggregate in excess of $250,000 annually payable by the Company to any other Person pursuant to any Company IP Contract (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use of any Company IP.

(e) Standard Form IP Agreements.  The Company has made available to Parent or its Representatives a complete and accurate copy of each standard form of Company IP Contract currently used by the Company, including each standard form of: (i) terms and conditions of sale, service or use; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement (collectively, the “Company IP Form Contracts”).  Part 2.10(e) of the Disclosure Schedule accurately identifies each Company IP Form Contract that deviates in any material adverse respect from the corresponding standard form agreement made available to Parent or its Representatives, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development and such Intellectual Property Rights were not licensed (or made available for licensing) to the Company.

(f) Ownership Free and Clear.  The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company) free and clear of any Encumbrances (other than licenses granted pursuant to Company IP Form Contracts, the Contracts listed in Part 2.10(c) of the Disclosure Schedule, and other than the Company Material Contracts described in Section 2.11(a) hereof).  Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP that is owned by the Company, including invention assignments and other assignments of Intellectual Property Rights (collectively, “Company-Owned IP”) have been validly executed, delivered, filed, and recorded in a timely manner with the appropriate Governmental Body for Company Registered IP;

(ii) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company;

(iii) except as set forth in Part 2.10(f)(iii) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP and, to Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company-Owned IP performed services for any Governmental Body, at the same time during which such employee, consultant or independent contractor was also performing services for the Company;

(iv) except as set forth in Part 2.10(c) (or excluded from disclosure pursuant to Section 2.10(c) above) or Part 2.10(f)(iv) of the Disclosure Schedule, the Company have neither assigned nor granted any license or other rights to the Company-Owned IP and is under no obligation to grant any such assignment, license or rights to any third party; and

(v) the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to own or otherwise have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and, to the Knowledge of the Company, all Intellectual Property Rights needed to conduct the business of the Company as currently planned by the Company to be conducted.

(g) Valid and Enforceable.  All Company Registered IP was validly issued under the laws of the country that issued it, and is subsisting and enforceable.  Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company: no Trademark owned, used or applied for by the Company infringes any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks;

(ii) to the Knowledge of the Company: Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 30 days after the date of this Agreement in order to maintain such item of Company Registered IP in full force and effect;

(iii) no interference, opposition, cancellation, reissue, reexamination or other challenge or Legal Proceeding is pending or threatened in writing, in which the scope, validity or enforceability of any Company Registered IP is being contested or challenged, it being clearly acknowledged that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution and issuance of any patent; and

(iv) if the Company previously engaged patent counsel to investigate the Company’s freedom to operate using the Company Registered IP in the United States, a copy of the corresponding opinion has been made available to Parent or its Representatives, and to the Knowledge of the Company:  (A) no claim within the Company Registered IP is dominated by a claim of any patent or patent application of a third party in any country; and (B) the Company’s technology does not infringe any patent rights of any third party.

(h) No Third-Party Infringement of Company IP.  To the Knowledge of the Company, no Person is currently infringing or misappropriating any Company-Owned IP.  Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has made available to Parent or its Representatives a complete and accurate copy of) each letter or other written correspondence that has been sent by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and indicates the current status of the matter referred to in such letter or correspondence.

(i) Effects of This Transaction.  Except as set forth in Part 2.10(i) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option pursuant to any Company IP Contract to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(j) No Infringement of Third-Party IP Rights.  Except as set forth in Part 2.10(j) of the Disclosure Schedule, the Company has not received any written notice from any third party asserting or alleging that the Company has infringed or misappropriated any Intellectual Property Right of any other Person.  Except as set forth on Part 2.10(j) of the Disclosure Schedule, to the Knowledge of the Company, no product of the Company infringes any Intellectual Property Right (but excluding infringements related to any patent rights that have not been publicly disclosed as of the date of this Agreement) of, or contains any Intellectual Property misappropriated from, any other Person.  Without limiting the generality of the foregoing, except as set forth in Part 2.10(j) of the Disclosure Schedule:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, against the Company or against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(ii) the Company has not received any written notice specifically alleging that the Company, or any Company Employee or agents of the Company, have misappropriated or are infringing any Intellectual Property Rights of another Person; and

(iii) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing Intellectual Property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts or in any other Contract disclosed in Part 2.10 of the Disclosure Schedule).

(k) Privacy Policies.  To the Knowledge of the Company, the Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data, including with respect to registration requirements.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s possession or use of the User Data or any data or information in the Company Databases in compliance with the Company Privacy Policies, will, to the Knowledge of the Company, result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(l) Personal Data.  Part 2.10(l) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.  To the Knowledge of the Company:  (i) no breach or violation of any such security policy has occurred, and (ii) there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(m) Open Source Materials.  All use and distribution of Company Offerings or any Open Source Materials by or through the Company or any Company Subsidiary is in full compliance with all Open Source Licenses applicable thereto, including copyright notice and attribution requirements.  Part 2.10(m) of the Disclosure Schedule contains a complete and accurate list of all Open Source Materials that are incorporated into, integrated or bundled with, linked with, or used in the development or compilation of, or otherwise used in or with any Company Offerings or Company IP, and a description of (a) how the Company uses and/or distributes such Open Source Materials, including (b) whether (and, if so, how) the Company has modified such Open Source Materials, (c) whether the Company distributes such Open Source Materials and (d) how such Open Source Materials are or have been incorporated into, integrated or bundled with the Company Offerings or Company IP or any portion thereof.  Part 2.10(m) of the Disclosure Schedule identifies the Open Source License applicable to each such item of Open Source Materials.  Except as set forth in Part 2.10(m) of the Disclosure Schedule, the Company has not (A) incorporated Open Source Materials into, integrated, bundled with or otherwise combined Open Source Materials with, any Company Offerings or Part 2.10(m) of the Disclosure Schedule in the nature of software; (B) distributed Open Source Materials in conjunction with or for use with any Company Offerings or Company IP in the nature of software; or (C) used Open Source Materials in a manner that requires any Company Offerings, Company IP in the nature of software, or any portion thereof to be subject to Open Source Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).

2.11 Contracts.

(a) Contracts.  Part 2.11(a) of the Disclosure Schedule accurately identifies each of the following contracts and agreements of the Company as of the date hereof:

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee earning annual base compensation in excess of $250,000; (B) any Company Contract pursuant to which the Company is obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any Company Employee or any member of the Board of Directors of the Company;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company in such capacity;

(iv) each material Company Contract, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v) each Company Contract (other than (y) agreements between the Company and its employees and consultants, substantially in the Company’s standard form thereof; and (z) non-exclusive licenses to third-party software or online services) relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, collaboration agreement or similar agreement entered into by the Company);

(vi) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company;

(vii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) each Company Contract imposing any restriction or requirement on the Company: (A) to compete with any other Person in any geographic area or during any period of time; (B) to acquire any product or other asset from any other Person, to sell any product or other asset to any other Person; or (C) to develop or distribute any product technology;

(ix) each Company Contract granting exclusive rights to license, market, sell or deliver any products or services of the Company or otherwise contemplating an exclusive relationship between the Company and any other Person;

(x) each Company Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;

(xi) each Company Contract regarding the acquisition, issuance or transfer of any securities of the Company  and each Company Contract affecting or dealing with any securities of the Company, including any restricted share agreements or escrow agreements;

(xii) each Company Contract relating to Indebtedness other than trade Indebtedness of the Company that is not material in amount;

(xiii) each Company Contract relating to the purchase or sale of any material asset (other than the Company’s securities) by or to, or the performance of any services by or for, any Company Related Party;

(xiv) any Company Contract pursuant to which the Company made payments of cash or other consideration in excess of $250,000 during the twelve months ended December 31, 2011 or that involves or contemplates the payment or delivery of cash or other consideration by the Company in an amount or having a value reasonably expected to be in excess of $250,000 in the aggregate during the twelve month period ending December 31, 2012; and

(xv) any other Company Contract the absence of which would be reasonably expected to have a Company Material Adverse Effect.

(Contracts in the respective categories described in clauses “(i)” through “(xv)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Company Material Contracts.”)

(b) Delivery and Status of Company Material Contracts.  The Company has made available to Parent or its Representatives accurate and complete copies of all written Company Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto.  Each Company Material Contract is in full force and effect in all material respects, and is enforceable by the Company, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach.  Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) the Company has not committed any material violation or breach, and the Company has not committed any material default under, any Company Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has committed any material violation or breach, or committed any material default under, any Company Material Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; (iii) the Company has not received any written notice or to the Knowledge of the Company other communication regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract that is currently in effect in any material respect, unless such violation, breach or default has been cured by the Company; and (iv) the Company has not waived any of its respective material rights under any Company Material Contract.

2.12 Compliance with Legal Requirements.  The Company is, and, to the Knowledge of the Company has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets.  Except as set forth in Part 2.12(a) of the Disclosure Schedule, the Company has not received any written notice or to the Knowledge of the Company any other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations.  Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company that is material to the operation of its business, and the Company has made available to Parent or its Representatives accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted in all material respects.  The Company is in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule.  The Company has not received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 2.13(a) of the Disclosure Schedule; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization listed or required to be listed in Part 2.13(a) of the Disclosure Schedule.

2.14 Tax Matters.

(a) Tax Returns and Payments.  All material Tax Returns required to be filed by or on behalf of the Company for taxable periods ending on or before the Closing Date have been timely and properly filed and are true, accurate and complete in all material respect.  All material Taxes (whether or not shown on any Tax Return) of the Company that are due and payable have been timely and properly paid.  All Taxes required to be collected or withheld (including with respect to any employee, creditor, independent creditor, shareholder or other third party) by the Company have been properly and timely collected or withheld and remitted to the proper Governmental Body.  The Company has made available to Parent or its Representatives accurate and complete copies of all Tax Returns filed by the Company within the past four (4) years and related examination reports and statements of deficiencies assessed against or agreed to by the Company.  Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b) Audits; Claims.  Except as set forth in Part 2.14(b) of the Disclosure Schedule, no Tax Return of the Company has ever been examined or audited by any Governmental Body and there are no pending audits or examinations relating to Taxes or any Tax Returns of the Company  of which the Company  has received notice or has Knowledge.  The Company has not received from any Governmental Body any notice or otherwise has Knowledge of any: (i) intent to open an audit or other review relating to any Taxes or Tax Returns of the Company; (ii) request for information related to Tax matters; (iii) notice of deficiency or proposed Tax adjustment that has not been resolved and paid in full; or (iv) threatened or proposed audit or examinations relating to Taxes or any Tax Returns of the Company.  No extension or waiver of the limitation period applicable to any Tax or Tax Returns has been granted by or requested from the Company.  No claim or Legal Proceeding is pending or threatened against the Company in respect of any Tax.  There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments.  Except as set forth in Part 2.14(c) of the Disclosure Schedule, the Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).  The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company being classified as an excess parachute payment under Section 280G of the Code.

(d) Closing Agreements; Etc.  The Company is not a party to, is not bound by or does not have any obligation under any Tax allocation or sharing agreement, tax indemnity or similar agreement.  The Company has not: (i) ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) or combined or unitary group of which the Company was not the ultimate parent corporation; or (ii) any Liability for the Taxes of any Person (other than the Company).

(e) Distributed Stock.  The Company has not distributed stock of another Person and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Tax Holidays.  There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company.

(g) Net Operating Losses.  The Company has made available to Parent all information reasonably available to the Company that is reasonably necessary for Parent to determine whether there has been any change in ownership of the Company within the meaning of Section 382(g) of the Code since the earliest date of incorporation of the Company or any of its predecessors.

(h) Adjustment in Taxable Income.  The Company is not currently, and the Company will not, for any period for which a Tax Return has not been filed, be required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) or for any other reason.

(i) Penalties.  The Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which would result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j) Tax Shelter and Listed Transactions.  The Company has not consummated or participated in, and the Company is not  currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  The Company has not participated in, and the Company is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(k) Transferee or Successor Tax Liability.  The Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) Dual Consolidated Loss.  The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) Foreign Tax.  The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(n) FIRPTA.  The Company is not, and the Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(o) Withholdings.  The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes pursuant to Sections 3406, 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law, and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Bodies (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant state, local and foreign income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Employee List.  Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; and (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation). The Company is not, and the Company has not ever been, bound by or a party to, and  the Company does not have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, or, to the Knowledge of the Company, purporting to represent or seeking to represent any current Company Employees.  The Company is not engaged, and the Company has not ever been engaged, in any unfair labor practice of any nature which would be reasonably likely to result in a material Liability to the Company.  The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees.  No event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence.  Except as set forth in Part 2.15(b) of the Disclosure Schedule, there is no current Company Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment.  Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company at will.  The Company has made available to Parent or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(d) Employee Departures/Restrictions.  To the Knowledge of the Company, no employee of the Company at the level of vice president or above: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s businesses or operations.

(e) Employee Plans and Agreements.  Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement.  The Company does not intend (and the Company has not committed) to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as set forth in Part 2.15(e) of the Disclosure Schedule, the annual renewal of any Company Employee Plan in the ordinary course of business consistent with past practice or as required by this Agreement).

(f) Delivery of Documents.  As applicable with respect to each Company Employee Plan, the Company has made available to Parent or its Representatives: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Company Employee Plan, if applicable; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(g) No Foreign Plans.  The Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities.  The Company has not ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults.  The Company has performed all material obligations required to be performed by it under each Company Employee Plan and is not in material default or violation of, and the Company has no Knowledge of any material default or violation by any other party to, the terms of any Company Employee Plan.  Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable requirements under the Code and ERISA.  No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.  Each Company Employee Agreement that is subject to Code Section 409A(a) has been drafted and administered in good faith compliance with, or has been corrected in good faith reliance upon guidance promulgated under, Section 409A of the Code and the regulations promulgated thereunder.  All premiums and/or contributions to, and payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued Liability on the Unaudited Interim Balance Sheet.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without Liability to the Company, the Surviving Corporation or to Parent (other than ordinary administration expenses).  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Employee Plan.  All material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any plan participant have been duly and timely filed or distributed.  With respect to any Company Employee Plan, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.  With respect to each Company Employee Plan that is a group health plan, the Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j) Qualified Plans.  Except as set forth in Part 2.15(j) of the Disclosure Schedule, with respect to each Company Employee Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under Internal Revenue Service pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would reasonably be expected to adversely affect its qualification, or materially increase its cost; and (iii) no Company Employee Plan is or has ever been a defined benefit plan subject to Section 412 of the Code and Section 302 of ERISA, a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and/or a multiple employer plan subject to Section 413(c) of the Code.

(k) No Conflict.  Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, except as otherwise set forth on Part 2.3(b) of the Disclosure Schedule; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.

(l) Compliance.  The Company (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(m) Claims Against Plans.  There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and, to the Knowledge of the Company, there are no facts or circumstances which would form the basis for any such claims or Legal Proceedings.

(n) Independent Contractors.  Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was: (x) at any time, an independent contractor of the Company or any of its Subsidiaries who contributed to the development of any Company IP; and (y) at any time since January 1, 2011, an independent contractor of the Company:

(i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by the Company;

(ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in the current fiscal year;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to the business of the Company.

2.16 Environmental Matters.  The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all material Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of its business and use of the Company Leased Real Property, and compliance with the terms and conditions thereof, except where the failure to so comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company has not received any written notice or the Knowledge of the Company any other communication from a Governmental Body that alleges that the Company is not in material compliance with any Environmental Law.

2.17 Insurance.  Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years.  The Company has made available to Parent or its Representatives accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule.  All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies.  Since December 31, 2011, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions.

(a) Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Company Related Party, and to the Knowledge of the Company, no immediate family member of a Company Related Party, has and no Company Related Party and, to the Knowledge of the Company no immediate family member of a Company Related Party, has had, any direct interest or, to the Knowledge of the Company any indirect interest, in any material asset used in the business of the Company except for any interest resulting from the ownership of shares of the Company Capital Stock; (b) no Company Related Party and no immediate family member of a Company Related Party is indebted to the Company (other than for ordinary travel advances); (c) no Company Related Party and no immediate family member of a Company Related Party has entered into, or, to the Knowledge of the Company, has had any financial interest in, any material Contract or transaction involving the Company (other than standard employment agreements and transactions involving the Company’s securities); and (d) to the Knowledge of the Company, no Company Related Party and no immediate family member of a Company Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or as a consultant to the Company pursuant to a written consulting agreement or other rights arising in the ordinary course of employment or pursuant to a written consulting agreement).

(b) To Knowledge of the Company, except as set forth in Part 2.18 of the Disclosure Schedule, no Company Related Party has any direct or indirect financial interest in any competitor or customer of the Company; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, agent, representative or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity.

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings.  There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose Liability the Company has retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement.  Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding involving claims in excess of $250,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $250,000 has ever been pending against, the Company.

(b) Orders.  There is no Order to which the Company, or any of the material assets owned or used by the Company is subject.  To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in the Company’s businesses.

2.20 Authority; Binding Nature of Agreement.

(a) Authority; Binding Nature.  The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and consummate the Merger and other transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and its board of directors, and no other corporate proceedings on the part of the Company  are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as set forth in Sections 2.21(b) and 2.22.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval.  The Company Board has (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

2.21 Non-Contravention; Consents.

(a) Except as set forth in Part 2.21 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not:

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Charter Documents;

(ii) assuming that all consents, approvals and authorizations and other actions described in Section 2.21(b) have been obtained and all filings and obligations described in Section 2.21(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to the Company or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company and that is material to the operation of the Company’s business;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Company Material Contract in any material respect, or give any Person the right to: (A) declare a default or exercise any remedy under any such Company Material Contract; (B) accelerate the maturity or performance of any such Company Material Contract; or (C) cancel, terminate or materially modify any such Company Material Contract;

(v) result in the imposition or creation of any lien or other Encumbrance (other than Permitted Encumbrances) upon or with respect to any material asset owned by the Company; or

(vi) except as set forth in paragraph (b) or Section 2.22 below, require the Consent of any Person.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.22 Vote Required.  The affirmative vote of (a) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted basis); (b) the holders of at least a majority of the Company Preferred Stock (voting together as a single class, and not as separate series, and on an as converted basis); (c) the holders of a majority of the shares of Company Series C Preferred Stock (voting separately as a series and on an as-converted basis); and (d) the holders of a majority of the shares of Company Series D Preferred Stock (voting separately as a series and on an as-converted basis) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(a)”, “(b)”, “(c)”, and “(d)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).

2.23 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except as set forth in Part 2.23 of the Disclosure Schedule.  Except as set forth in Part 2.23 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.24 Users.  The numbers of registered, checked-in and active users set forth on Part 2.24 of the Disclosure Schedule were derived from sources including Google Analytics and tracking tools developed internally at the Company and, to the Knowledge of the Company, are accurate.

2.25 Disclaimer of Other Representations and Warranties; Knowledge.

(a) NEITHER THE COMPANY, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2.

(b) Without limiting the generality of the foregoing, neither the Company nor any Representative has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company made available to Parent and Merger Sub (or their respective Representatives), including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed by Parent on or after December 31, 2011 and on or prior to the date that is two (2) Business Days prior to the date of this Agreement, or as specified in disclosure schedules delivered by the Parent concurrently with the execution of this Agreement to Parent and Merger Sub (the “Parent Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1 Due Organization.

(a) Parent.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Parent Material Contracts.  Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Parent Material Adverse Effect.  Part 3.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where Parent is qualified to do business as a foreign corporation.

(b) Merger Sub.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to the Company or its Representatives, are accurate and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c) Parent Subsidiaries.  Each of Parent’s Subsidiaries is a corporation, validly existing and, if applicable, in good standing under the laws of State of Delaware. Each of Parent’s Subsidiaries has the requisite corporate power and authority to own and use its assets and to conduct its business as it is now being conducted.

3.2 Non-Contravention; Consents.

(a) Non-Contravention.  Except as set forth in Part 3.2 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby will not:

(i) contravene, conflict with or result in a violation of any of the provisions of Parent’s articles of incorporation or bylaws;

(ii) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Merger Sub;

(iii) assuming that all consents, approvals and authorizations and other actions described in Section 3.2(b) have been obtained and all filings and obligations described in Section 3.2(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to Parent or Merger Sub or any order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries, is subject;

(iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries that is material to the operation of Parent’s business;

(v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract that is or would constitute a Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Parent Material Contract; (B) accelerate the maturity or performance of any such Parent Material Contract; or (C) cancel, terminate or modify any such Parent Material Contract; or

(vi) result in the imposition or creation of any lien or other Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned by Parent or any of its Subsidiaries,

except, in the case of clauses (iii)-(vi) above, for any such conflicts, violations, defaults or occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of the parties hereto to consummate the Merger or other transactions contemplated hereby.

(b) Consents.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.3 Authority; Binding Nature of Agreement.  Parent and Merger Sub each have the requisite corporate power and authority to enter into and perform their obligations under this Agreement and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub and their respective boards of directors or members, as the case may be, except as set forth in Sections 3.2(b) and 3.10.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Legal Proceedings; Orders.  There is no pending Legal Proceeding and, to the Knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any of its Subsidiaries or any of the assets owned or used by Parent, any of its Subsidiaries or any Person whose Liability Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of Parent or any of its Subsidiaries, or any option or other right to the capital stock of Parent or any of its Subsidiaries, or right to receive consideration as a result of this Agreement.  There is no Order to which Parent, any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject.  To the Knowledge of Parent, no officer or other employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Parent’s or any of its Subsidiaries’ businesses.

3.5 SEC Filings; Financial Statements.

(a) Parent SEC Documents.  Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2011 (the forms, reports and documents filed since January 1, 2011 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Parent SEC Documents”).  Each of the Parent SEC Documents at the time of its filing complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Parent SEC Documents or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents.  The Parent SEC Documents did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and any Parent SEC Documents filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) SEC Comment Letters.  As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company or its Representatives true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2011 and will, reasonably promptly following the receipt thereof, make available to the Company and its Representatives any such correspondence sent or received after the date hereof. Except as set forth in Part 3.5(b) of the Parent Disclosure Schedule, to the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c) Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, or, in the case of the Parent SEC Documents filed after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent) (the “Parent Financial Statements”).  Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(d) SOX Compliance.  Except as set forth in Part 3.5(d) of the Parent Disclosure Schedule, each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a−14 or 15d−14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

3.6 Capitalization of Parent.

(a) Authorized and Outstanding Securities.  As of the date hereof, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, 48,265,731 of which are reserved for issuance to the holders of Company Capital Stock and Company Options pursuant to this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”).  As of the date of this Agreement, 76,470,041 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable.  Parent has reserved 30,000,000 shares of Parent Common Stock for issuance under Parent’s 2011 Executive Incentive Plan (the “Parent Incentive Plan”), of which (x) options to purchase 16,259,978 shares of Parent Common Stock are currently outstanding and (y) restricted stock units representing 2,670,001 shares of Parent Common Stock are outstanding as of the date of this Agreement.  Parent has reserved 9,029,091 shares of Parent Common Stock for issuance under warrants to purchase Parent Common Stock outstanding as of the date hereof (the “Parent Warrants”).  As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding.  Except as set forth in this Section 3.6 and except for stock options granted pursuant to the Parent Incentive Plan and the Parent Warrants set forth in Part 3.6 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of Parent Common Stock issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.

(b) No Other Securities.  Except as set forth in Section 3.6(a) or Part 3.6(b) of the Parent Disclosure Schedule, except for stock options granted pursuant to the Parent Incentive Plan and except for this Agreement and the Stockholders Agreement, there is no (i) outstanding security, instrument or obligation that is or by its terms may become convertible into or exchangeable for any shares of Parent Capital Stock (or cash based on the value of any of such shares) or other securities of the Parent or Merger Sub or (ii) Contract under which Parent or Merger Sub is or may by its terms become obligated to sell or otherwise issue any shares of Parent Capital Stock or any other securities, including any promise or commitment to grant Parent Options or other securities of Parent or Merger Sub to an employee of or other service provider to Parent or Merger Sub.

(c) Financing and Acquisition Activities.  Part 3.6(c) of the Parent Disclosure Schedule sets forth a complete and accurate list of each transaction, other than the Merger, with respect to which Parent or any of its Subsidiaries (or any of their respective officers or directors) have entered into material negotiations, including without limitation any non-binding indication of interest, memorandum of understanding or term sheet, involving (i) the acquisition or disposition of material assets outside the ordinary course of Parent’s business or (ii) the issuance or transfer of equity or debt securities of Parent outside the ordinary course of Parent’s business.  For each transaction set forth in Part 3.6(c) of the Parent Disclosure Schedule, Parent has provided the Company with a complete and accurate summary of (A) the known terms of such transaction, (B) the material points of negotiation and (C) the status of such negotiations and a good-faith estimate of when such transaction will be consummated.

3.7 Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001  per share (“Merger Sub Common Stock”).  As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding.  All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto.

3.8 Valid Issuance.  The Parent Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.9 Absence of Certain Changes or Events.  Since September 30, 2012, except as expressly contemplated by this Agreement or set forth in Part 3.9 of the Disclosure Schedule:

(a) there has not been any Parent Material Adverse Effect, and, to the Knowledge of Parent, no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Parent’s or any of its Subsidiaries’ material assets (whether or not covered by insurance); and

(c) neither the Parent nor any of its Subsidiaries has taken any of the following actions:

(i) canceled any of its respective insurance policies identified in Part 3.9 of the Disclosure Schedule;

(ii) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, nor repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except pursuant to transactions effected in accordance with and pursuant to the Parent Incentive Plans;

(iii) sold, issued or authorized the issuance of: (A) any capital stock or other security, other than pursuant to options outstanding under any of the Parent Incentive Plans; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(iv) amended or waived any of its rights under, or permitted the acceleration of vesting under: (A) any provision of any of the Parent Incentive Plans; (B) any provision of any agreement evidencing any outstanding Parent Option; or (C) any provision of any restricted stock agreement;

(v) neither Parent nor any of its Subsidiaries have amended or permitted the adoption of any amendment to its articles of incorporation and bylaws or similar organizational documents, including all amendments thereto, of Parent and each of its Subsidiaries (the “Parent Charter Documents”), or effected or permitted Parent or any of its Subsidiaries to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(vii) made any capital expenditure outside the ordinary course of business, except for such capital expenditures that, when added to all other capital expenditures made on behalf of Parent and its Subsidiaries, do not exceed $250,000;

(viii) (A) entered into, or, except in the ordinary course of business consistent with past practices, permitted any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Parent Material Contract; or (B) materially amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(ix) entered into any Contract: (A) that obligates Parent or any of its Subsidiaries (or otherwise contemplates) the grant of a license in the future (whether based on the occurrence or non-occurrence of a particular event or otherwise); (B) with any Governmental Body; and (C) pursuant to which any Person is granted access to any Parent IP, in each case that are not terminable by Parent and its Subsidiaries (without penalty) on notice of less than 30 days;

(x) (A) acquired, leased or licensed any right or other asset from any other Person for an aggregate value in excess of $250,000; (B) sold, leased, licensed, pledged, granted, encumbered (other than Permitted Encumbrances) or otherwise disposed of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business; or (C) waived or relinquish any material right, in each case except in the ordinary course of business consistent with past practices;

(xi) (A) loaned money to any Person (except for routine travel advances to current employees of Parent or its Subsidiaries in the ordinary course of business consistent with past practices); or (B) guaranteed any Indebtedness;

(xii) (A) established, adopted, materially amended or terminated any Parent Employee Plan; (B) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions or bonuses paid in the ordinary course of business and consistent with past practices; (C) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees other than increases which Parent or any of its Subsidiaries was obligated to make under existing agreements or with respect to employees other than directors or officers, that was in the ordinary course of business and consistent with past practices; or (D) promoted any employee or hired any new employee;

(xiii) except as required by any applicable Legal Requirement, changed any of its methods of accounting or accounting practices in any material respect;

(xiv) made or changed any material Tax election, adopted or changed a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xv) commenced or settled any Legal Proceeding for an amount in excess of $250,000; or

(xvi) agreed or committed to take any of the actions described in clauses “(iii)” through “(xii)” above.

3.10 Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.11 Consent Required.  No consent of any holders of any class or series of capital stock of Parent is necessary in connection with the transactions contemplated by this Agreement.

3.12 Certain Liabilities.  Neither Parent nor any of its Subsidiaries has accrued, contingent or other Liabilities that would be required to be included in the Parent Financial Statements, except for: (i) those Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent as of June 30, 2012 contained in the Annual Report on Form 10-K of Parent for the period ended June 30, 2012, as amended through the date hereof, filed with the SEC (the “Parent Balance Sheet”); (ii) accounts payable or accrued salaries that have been incurred by Parent and each of its Subsidiaries since June 30, 2012 in the ordinary course of business and materially consistent with Parent’s and each of its Subsidiaries’ past practices; (iii) Liabilities identified in Part 3.12 of the Parent Disclosure Schedule; (iv) Liabilities under Parent Material Contracts; and (v) Liabilities that individually or in the aggregate would not be material to Parent and its Subsidiaries taken as a whole.  Neither Parent nor any of its Subsidiaries has ever effected or otherwise been a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).  Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries has ever guaranteed any debt or other obligation of any other Person.

3.13 Broker’s Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except as set forth in Part 3.13 of the Parent Disclosure Schedule.

3.14 Tax Matters.

(a) Tax Returns and Payments.  All material Tax Returns required to be filed by or on behalf of Parent and any of its Subsidiaries for taxable periods ending on or before the Closing Date have been timely and properly filed and are true, accurate and complete in all material respect.  All material Taxes (whether or not shown on any Tax Return) of Parent and each of its Subsidiaries that are due and payable have been timely and properly paid.  All Taxes required to be collected or withheld (including with respect to any employee, creditor, independent creditor, shareholder or other third party) by Parent or any of its Subsidiaries have been properly and timely collected or withheld and remitted to the proper Governmental Body.  Parent has made available to the Company or its Representatives accurate and complete copies of all Tax Returns filed by Parent and each of its Subsidiaries and related examination reports and statements of deficiencies assessed against or agreed to by Parent.  Part 3.14(a) of the Parent Disclosure Schedule lists each jurisdiction in which Parent and each of its Subsidiaries is required to file a Tax Return.  No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Parent Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b) Audits; Claims.  Except as set forth in Part 3.14(b) of the Parent Disclosure Schedule, since March 1, 2011, no Tax Return of Parent or any of its Subsidiaries has ever been examined or audited by any Governmental Body and there are no pending audits or examinations relating to Taxes or any Tax Returns of either Parent or any of its Subsidiaries of which Parent or a Subsidiary thereof has received notice or has Knowledge.  Neither Parent nor any of its Subsidiaries has received from any Governmental Body any notice or otherwise has Knowledge of any: (i) intent to open an audit or other review relating to any Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) request for information related to Tax matters; (iii) notice of deficiency or proposed Tax adjustment that has not been resolved and paid in full; or (iv) threatened or proposed audit or examinations relating to Taxes or any Tax Returns of either Parent or any of its Subsidiaries.  No extension or waiver of the limitation period applicable to any Tax or Tax Returns has been granted by or requested from Parent or any of its Subsidiaries.  No claim or Legal Proceeding is pending or threatened against Parent or any of its Subsidiaries in respect of any Tax.  There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments.  Except as set forth in Part 3.14(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).  The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by Parent and/or any of its Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

(d) Closing Agreements; Etc.  Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or sharing agreement, tax indemnity or similar agreement.  Neither Parent nor any of its Subsidiaries has: (i) ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code); or (ii) any Liability for the Taxes of any Person (other than Parent or such Subsidiary, as applicable).

(e) Distributed Stock.  Neither Parent nor any of its Subsidiaries has distributed stock of another Person, and neither Parent nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Tax Holidays.  There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to Parent or any of its Subsidiaries.

(g) Net Operating Losses.  Parent has made available to the Company all information reasonably available to Parent that is reasonably necessary for the Company to determine whether there has been any change in ownership of Parent within the meaning of Section 382(g) of the Code since the earliest date of incorporation of Parent or any of its predecessors.

(h) Adjustment in Taxable Income.  Neither Parent nor any of its Subsidiaries is currently, and neither Parent nor any of its Subsidiaries will for any period for which a Tax Return has not been filed be, required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) or for any other reason.

(i) Penalties.  Neither Parent nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which would result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j) Tax Shelter and Listed Transactions.  Neither Parent nor any of its Subsidiaries has consummated or participated in, and neither Parent nor any of its Subsidiaries is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither Parent nor any of its Subsidiaries has participated in, and neither Parent nor any of its Subsidiaries is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(k) Transferee or Successor Tax Liability.  Neither Parent nor any of its Subsidiaries has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) Dual Consolidated Loss.  Neither Parent nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) Foreign Tax.  Parent and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(n) FIRPTA.  Neither Parent nor any of its Subsidiaries has (and neither Parent nor any of its Subsidiaries has ever been) a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent and each of its Subsidiaries has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(o) Withholdings.  Parent and each of its Subsidiaries has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes pursuant to Sections 3406, 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law, and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Bodies (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant state and foreign income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

3.15 Employee and Labor Matters; Benefit Plans.

(a) Employee List.  Part 3.15(a) of the Parent Disclosure Schedule contains a list of all current Parent Employees as of the date of this Agreement who, as of the date of this Agreement, earn in excess of $250,000 in annual compensation from Parent or any Subsidiary of Parent, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; and (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation).  Neither Parent nor any of its Subsidiaries is, and neither Parent nor any of its Subsidiaries has ever been, bound by or a party to, and neither Parent nor any of its Subsidiaries has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Parent Employees and there are no labor organizations representing, or, to the Knowledge of Parent, purporting to represent or seeking to represent any current Parent Employees.  Neither Parent nor any of its Subsidiaries is engaged, and neither Parent nor any of its Subsidiaries has ever been engaged, in any unfair labor practice of any nature which would be reasonably likely to result in a material Liability to Parent.  Neither Parent nor any of its Subsidiaries has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of Parent Employees.  No event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence.  Except as set forth in Part 3.15(b) of the Parent Disclosure Schedule, there is no current Parent Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment.  Except as set forth in Part 3.15(c) of the Parent Disclosure Schedule, the employment of each of the current Parent Employees is terminable by Parent or its Subsidiaries, as applicable, at will.  Parent has made available to the Company or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Employees.

(d) Employee Departures/Restrictions.  Except as set forth in Part 3.15(d) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Parent Employee at the level of vice president or above: (i) intends to terminate his employment with Parent or any of its Subsidiaries, as applicable; (ii) has received an offer to join a business that may be competitive with Parent’s or any of its Subsidiaries’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Parent or any of its Subsidiaries; or (B) Parent’s or any of its Subsidiaries’ businesses or operations.

(e) Employee Plans and Agreements.  Part 3.15(e) of the Parent Disclosure Schedule contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement.  Neither Parent nor any of its Subsidiaries intends (and the neither Parent nor any of its Subsidiaries has committed) to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as set forth in Part 3.15(e) of the Parent Disclosure Schedule, or annual renewal of Company Employee Plans in the ordinary course of business consistent with past practice or as required by this Agreement).

(f) Delivery of Documents.  As applicable with respect to each Parent Employee Plan, Parent has made available to the Company or its Representatives: (i) correct and complete copies of all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Parent Employee Plan; (iii) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of Parent Employee Plan, if applicable; (vi) all written materials provided to any Parent Employee relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to Parent or any of its Subsidiaries; (vii) all correspondence to or from any Governmental Body relating to any Parent Employee Plan; and (viii) all insurance policies in the possession of Parent and each of its Subsidiaries pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan.

(g) No Foreign Plans.  Except as set forth on Part 3.15(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Parent Employee Plan that covers or has covered Parent Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities.  Neither Parent nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that such Parent Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults.  Parent and each of its Subsidiaries has performed all material obligations required to be performed by it under each Parent Employee Plan and is not in material default or violation of, and Parent has no Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan.  Each of Parent Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code and ERISA.  No Parent Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.  Each Parent Employee Agreement that is subject to Code Section 409A(a) has been drafted and administered in good faith compliance with, or has been corrected in good faith reliance upon guidance promulgated under, Section 409A of the Code and the regulations promulgated thereunder.  All premiums and/or contributions to, and material payments from, any Parent Employee Plan which may have been required to be made in accordance with the terms of such Parent Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued Liability on the Parent Financial Statements.  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Body with respect to any Parent Employee Plan.  All material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any plan participant have been duly and timely filed or distributed.  With respect to any Parent Employee Plan, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.  With respect to each Parent Employee Plan that is a group health plan, Parent has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j) Qualified Plans.  Except as set forth in Part 3.15(j) of the Parent Disclosure Schedule, with respect to each Parent Employee Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which Parent is entitled to rely under Internal Revenue Service pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would reasonably be expected to adversely affect its qualification, or materially increase its cost; and (iii) no Parent Employee Plan is or has ever been a defined benefit plan subject to Section 412 of the Code and Section 302 of ERISA, a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and/or a multiple employer plan subject to Section 413(c) of the Code.

(k) No Conflict.  Except as set forth in Part 3.15(k) of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee; or (ii) create or otherwise result in any Liability with respect to any Parent Employee Plan.

(l) Compliance.  Parent and each of its Subsidiaries (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Parent Employees or prospective employees; (ii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Parent Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(m) Claims Against Plans.  There are no pending or, to the Knowledge of Parent, threatened claims or Legal Proceedings against any of Parent Employee Plans, the assets of any of Parent Employee Plans or Parent, its Subsidiaries or Parent Employee Plan administrator or any fiduciary of Parent Employee Plans with respect to the operation of such Parent Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Parent Employee Plan, and, to the Knowledge of Parent, there are no facts or circumstances which would form the basis for any such claims or Legal Proceedings.

(n) Independent Contractors.  Part 3.15(n) of the Parent Disclosure Schedule accurately sets forth, with respect to each Person who is currently: (x) an independent contractor of Parent or any of its Subsidiaries who contributed to the development of any Parent IP; and (y) an independent contractor of Parent or any of its Subsidiaries and who has received or may be entitled to receive in excess of $100,000 from Parent or any of its Subsidiaries in any single calendar year:

(i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by Parent or any of its Subsidiaries;

(ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Parent or any of its Subsidiaries with respect to services performed in the fiscal year ended June 30, 2012;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to the business of Parent.

3.16 Environmental Matters.  Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by Parent and each of its Subsidiaries of all material Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of its business and use of the Parent Leased Real Property, and compliance with the terms and conditions thereof in all material respects.  Neither the Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of the Parent any other communication from a Governmental Body that alleges that Parent or any of its Subsidiaries is not in material compliance with any Environmental Law.

3.17 Compliance with Legal Requirements.  Parent and each of its Subsidiaries is, and, to the Knowledge of Parent, has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets.  Except as set forth in Part 3.17 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of Parent any other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.18 Governmental Authorizations.  Part 3.18(a) of the Parent Disclosure Schedule identifies each Governmental Authorization held by Parent and each of its Subsidiaries that is material to the operation of its business, and Parent has made available to the Company or its Representatives accurate and complete copies of all Governmental Authorizations identified in Part 3.18(a) of the Parent Disclosure Schedule.  The Governmental Authorizations identified in Part 3.18(a) of the Parent Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Parent and each of its Subsidiaries to conduct its business in the manner in which its business is currently being conducted in all material respects.  Parent and each of its Subsidiaries is in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 3.18(a) of the Parent Disclosure Schedule.  Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 3.18(a) of the Parent Disclosure Schedule; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization listed or required to be listed in Part 3.18(a) of the Parent Disclosure Schedule.

3.19 Related Party Transactions.

(a) Except as set forth in Part 3.19 of the Parent Disclosure Schedule: (a) no Parent Related Party, and to the Knowledge of Parent, no immediate family member of a Parent Related Party, has and no Parent Related Party and, to the Knowledge of Parent no immediate family member of a Parent Related Party, has had, any direct interest or, to the Knowledge of Parent any indirect interest, in any material asset used in the business of Parent or any of its Subsidiaries except for any interest resulting from the ownership of shares of Parent Capital Stock; (b) no Parent Related Party and no immediate family member of a Parent Related Party is, or has been, indebted to Parent or any of its Subsidiaries (other than for ordinary travel advances); (c) no Parent Related Party and no immediate family member of a Parent Related Party has entered into, or, to the Knowledge of Parent, has had any financial interest in, any material Contract or transaction involving Parent or any of its Subsidiaries (other than transactions involving Parent’s securities); and (d) to the Knowledge of Parent, no Parent Related Party and no immediate family member of a Parent Related Party has any claim or right against Parent or any of its Subsidiaries (other than rights under Parent Options and rights to receive compensation for services performed as an employee of Parent or any of its Subsidiaries or as a consultant to Parent pursuant to a written consulting agreement or other rights arising in the ordinary course of employment or pursuant to a written consulting agreement).

(b) To the Knowledge of Parent, except as set forth in Part 3.19 of the Disclosure Schedule, no Parent Related Party has any direct or indirect financial interest in any competitor or customer of Parent or any of its Subsidiaries; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, agent, representative or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity.

3.20 Insurance.  Part 3.20 of the Parent Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Parent  or any of its Subsidiaries as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years.  Parent has made available to the Company or its Representatives accurate and complete copies of the insurance policies identified on Part 3.20 of the Parent Disclosure Schedule.  All premiums due on such policies have been paid, and Parent and each Subsidiary is otherwise in compliance with the terms of such policies.  Since June 30, 2011, neither Parent nor any of its Subsidiaries has received any notice or to the Knowledge of Parent any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.21 Intellectual Property.

(a) Parent Registered IP.  Part 3.21(a) of the Parent Disclosure Schedule accurately identifies: (i) each item of Parent Registered IP in which the Parent or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Parent Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest.

(b) Inbound Licenses.  Part 3.21(b) of the Parent Disclosure Schedule accurately identifies: (i) each material written Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Parent or any of its Subsidiaries (other than: (A) agreements between the Parent or any of its Subsidiaries and its employees and consultants, substantially in the Parent’s standard form thereof; and (B) non-exclusive licenses to third-party software or online services).

(c) Outbound Licenses.  Part 3.21(c) of the Parent Disclosure Schedule accurately identifies each material written Contract pursuant to which the Parent has granted to any Person (or pursuant to which the Parent may be obligated in the future to grant to any Person, whether due merely to the passage of time, or due to the occurrence of an event or otherwise) any license under, or pursuant to which any Person otherwise has received or acquired from the Parent (or may in the future be entitled to receive or acquire from the Parent) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Parent IP (except pursuant to (i) the Parent’s standard terms of sale, service, or use or (ii) non-exclusive licenses granted pursuant to Parent IP Form Contracts).  Except for the Contracts identified or excluded from disclosure in Part 3.21(c) of the Parent Disclosure Schedule, and except pursuant to any licensed agreement under which the Parent is licensed to practice any Parent IP, the Parent is not bound by, or subject to, any Contract, containing any covenant or other provision that in any way limits or restricts the ability of the Parent or any of its Subsidiaries to use, exploit, assert or enforce any Parent IP anywhere in the world.

(d) Royalty Obligations.  Part 3.21(d) of the Parent Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts in the aggregate in excess of $250,000 annually payable by the Parent or any of its Subsidiaries to any other Person pursuant to any Parent IP Contract (other than sales commissions paid to employees according to the Parent’s standard commissions plan) upon or for the use of any Parent IP.

(e) Standard Form IP Agreements.  The Parent has made available to Company or its Representatives a complete and accurate copy of each standard form of Parent IP Contract currently used by the Parent or any of its Subsidiaries, including each standard form of: (i) terms and conditions of sale, service or use; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (v) confidentiality or nondisclosure agreement(collectively, the “Parent IP Form Contracts”).  Part 3.21(e) of the Parent Disclosure Schedule accurately identifies each Parent IP Form Contract that deviates in any material adverse respect from the corresponding standard form agreement made available to Parent or its Representatives, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Parent’s business, research or development and such Intellectual Property Rights were not licensed (or made available for licensing) to the Parent or any of its Subsidiaries.

(f) Ownership Free and Clear.  The Parent (or one of its Subsidiaries) exclusively owns all right, title and interest to and in the Parent IP (other than Intellectual Property Rights licensed to the Parent or any of its Subsidiaries) free and clear of any Encumbrances (other than licenses granted pursuant to Parent IP Form Contracts, the Contracts listed in Part 3.21(c) of the Parent Disclosure Schedule, and other than the Parent Material Contracts described in Section 3.22(a) hereof).  Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Parent and its Subsidiaries in the Parent IP that is owned by the Parent or one of its Subsidiaries, including invention assignments and other assignments of Intellectual Property Rights (collectively, “Parent-Owned IP”) have been validly executed, delivered, filed, and recorded in a timely manner with the appropriate Governmental Body for Parent Registered IP;

(ii) each Parent Employee who is or was inventor, as determined in accordance with principles of United States patent law, of any invention, whether patentable or not, included in the Parent-Owned IP has signed a written agreement containing an assignment of his or her Intellectual Property Rights pertaining to such invention to the Parent and containing confidentiality provisions protecting the Parent-Owned IP, and the Parent has recorded each such assignment with the appropriate Governmental Body for Parent Registered IP;

(iii) the Parent has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Parent;

(iv) except as set forth in Part 3.21(f)(iv) of the Parent Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or university, college or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Parent-Owned IP and, to the Parent’s Knowledge, no current or former employee, consultant or independent contractor of the Parent or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Parent-Owned IP performed services for any Governmental Body, for a university, college or other educational institution or for a research center, at the same time during which such employee, consultant or independent contractor was also performing services for the Parent or any of its Subsidiaries;

(v) except as set forth in Part 3.21(c) (or excluded from disclosure pursuant to Section 3.21(c) above) or Part 3.21(f)(v) of the Parent Disclosure Schedule, the Parent and its Subsidiaries have neither assigned nor granted any license or other rights to the Parent-Owned IP and is under no obligation to grant any such assignment, license or rights to any third party; and

(vi) the Parent and its Subsidiaries own or otherwise have, and after the Closing the Surviving Corporation and its Subsidiaries will continue to own or otherwise have, all Intellectual Property Rights needed to conduct the business of the Parent and its Subsidiaries as currently conducted and, to the Knowledge of the Parent, all Intellectual Property Rights needed to conduct the business of the Parent and its Subsidiaries as currently planned by the Parent and its Subsidiaries to be conducted.

(g) Valid and Enforceable.  All Parent Registered IP was validly issued under the laws of the country that issued it, and is subsisting and enforceable.  Without limiting the generality of the foregoing:

(i) to the Knowledge of the Parent: no Trademark owned, used or applied for by the Parent or any of its Subsidiaries infringes any trademark or trade name owned, used or applied for by any other Person, and the Parent and each of its Subsidiaries has taken reasonable steps to police the use of its trademarks;

(ii) no interference, opposition, cancellation, reissue, reexamination or other challenge or Legal Proceeding is pending or threatened in writing, in which the scope, validity or enforceability of any Parent Registered IP is being contested or challenged, it being clearly acknowledged that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution and issuance of any patent; and

(iii) the Parent previously engaged patent counsel to investigate the Parent’s freedom to operate using the Parent Registered IP in the United States, a copy of the corresponding opinion has been made available to Parent or its Representatives, and to the Knowledge of the Parent:  (A) no claim within the Parent Registered IP is dominated by a claim of any patent or patent application of a third party in any country; and (B) the Parent’s technology does not infringe any patent rights of any third party.

(h) No Third-Party Infringement of Parent IP.  To the Knowledge of the Parent, no Person is currently infringing or misappropriating any Parent-Owned IP.  Part 3.21(h) of the Parent Disclosure Schedule accurately identifies (and the Parent has made available to Company or its Representatives a complete and accurate copy of) each letter or other written correspondence that has been sent by or to the Parent or any of its Subsidiaries or any Representative of the Parent or any of its Subsidiaries regarding any actual, alleged or suspected infringement or misappropriation of any Parent IP, and indicates the current status of the matter referred to in such letter or correspondence.

(i) Effects of This Transaction.  Except as set forth in Part 3.21(i) of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option pursuant to any Parent IP Contract to cause or declare: (i) a loss of, or Encumbrance on, any Parent IP; (ii) a breach of or default under any Parent IP Contract; (iii) the release, disclosure or delivery of any Parent IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(j) No Infringement of Third-Party IP Rights.  Except as set forth in Part 3.21(j) of the Parent Disclosure Schedule, the Parent has not received any written notice from any third party asserting or alleging that the Parent or any of its Subsidiaries has infringed or misappropriated any Intellectual Property Right of any other Person.  To the Knowledge of the Parent, no product of the Parent or any Subsidiary of the Parent infringes any Intellectual Property Right (but excluding infringements related to any patent rights that have not been publicly disclosed as of the date of this Agreement) of, or contains any Intellectual Property misappropriated from, any other Person.  Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Parent, threatened in writing, against the Parent or any of its Subsidiaries or against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Parent or any of its Subsidiaries with respect to such claim or Legal Proceeding;

(ii) none of the Parent or any of its Subsidiaries has or any of its Subsidiaries, or any Parent Employee or agents of the Parent, have misappropriated or are infringing any Intellectual Property Rights of another Person; and

(iii) none of the Parent or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing Intellectual Property infringement, misappropriation or similar claim (other than indemnification provisions in the Parent’s standard forms of Parent IP Contracts or in any other Contract disclosed in Part 3.21 of the Parent Disclosure Schedule).

(k) Privacy Policies.  To the Knowledge of the Parent, the Parent and each of its Subsidiaries has complied at all times and in all material respects with all of the Parent Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data, including with respect to registration requirements.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s possession or use of the User Data or any data or information in the Parent Databases in compliance with the Parent Privacy Policies, will, to the Knowledge of the Parent, result in any violation of any Parent Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(l) Personal Data. To the Knowledge of Parent: (i) no breach or violation of any such security policy has occurred, and (ii) there has been no unauthorized or illegal use of or access to any of the data or information in any of the Parent Databases.

3.22 Contracts.

(a) Parent Material Contracts.  Part 3.21(a) of the Parent Disclosure Schedule accurately identifies each of the following contracts and agreements of Parent or any of its Subsidiaries as of the date hereof:

(i) (A) each Parent Contract relating to the employment of, or the performance of services by, any Parent Employee earning annual base compensation in excess of $250,000; (B) any Parent Contract pursuant to which Parent or any of its Subsidiaries is obligated to make any severance, termination or similar payment to any Parent Employee; and (C) any Parent Contract pursuant to which Parent or any of its Subsidiaries is obligated to make any bonus or similar payment (other than payment in respect of salary) to any Parent Employee;

(ii) each Parent Contract which provides for indemnification of any Parent Employee or any director of Parent;

(iii) each Parent Contract relating to the voting and any other rights or obligations of a stockholder of Parent;

(iv) each Parent Contract, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, relating to the merger, consolidation, reorganization or any similar transaction with respect to Parent or any of its Subsidiaries;

(v) each Parent Contract (other than non-exclusive licenses to third-party software) relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right: (x) to Parent or any of its Subsidiaries; or (y) from Parent or any of its Subsidiaries;

(vi) each Parent Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of Parent or any of its Subsidiaries;

(vii) each Parent Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii) each Parent Contract imposing any restriction or requirement on Parent or any of its Subsidiaries: (A) to compete with any other Person in any geographic area or during any period of time; (B) to acquire any product or other asset from any other Person, to sell any product or other asset to any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any product technology;

(ix) each Parent Contract granting exclusive rights to license, market, sell or deliver any products or services of Parent or any of its Subsidiaries or otherwise contemplating an exclusive relationship between Parent and any other Person;

(x) each Parent Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;

(xi) each Parent Contract regarding the acquisition, issuance or transfer of any securities of Parent or any of its Subsidiaries and each Parent Contract affecting or dealing with any securities of Parent or any of its Subsidiaries, including any restricted share agreements or escrow agreements;

(xii) each Parent Contract relating to Indebtedness other than trade Indebtedness of Parent or any Subsidiary that is not material in amount;

(xiii) each Parent Contract relating to the purchase or sale of any asset (other than Parent’s securities) by or to, or the performance of any services by or for, any Parent Related Party;

(xiv) any Parent Contract pursuant to which Parent or any of its Subsidiaries made payments of cash or other consideration in excess of $250,000 during the twelve months ended June 30, 2011 or that involves or contemplates the payment or delivery of cash or other consideration by Parent or any of its Subsidiaries in an amount or having a value reasonably expected to be in excess of $250,000 in the aggregate during the twelve month period ending June 30, 2012; and

(xv) any other Parent Contract the absence of which would be reasonably expected to have a Parent Material Adverse Effect.

(Contracts in the respective categories described in clauses “(i)” through “(xv)” above and all Contracts identified, or required to be identified, in Part 3.21(a) of the Parent Disclosure Schedule are referred to in this Agreement as “Parent Material Contracts.”)

(b) Delivery and Status of Parent Material Contracts.  Parent has made available to the Company or its Representatives accurate and complete copies of all written Parent Material Contracts identified in Part 3.21(a) of the Parent Disclosure Schedule, including all amendments thereto.  Each Parent Material Contract is in full force and effect in all material respects, and is enforceable by Parent or its Subsidiaries, as applicable, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach.  Except as set forth in Part 3.21(c) of the Parent Disclosure Schedule: (i) neither Parent nor any of its Subsidiaries has committed any material violation or breach, and neither Parent nor any of its Subsidiaries has committed any material default under, any Parent Material Contract, which remains uncured; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (D) give any Person the right to cancel, terminate or modify any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of Parent other communication regarding any actual or possible material violation or breach of, or material default under, any Parent Material Contract that is currently in effect in any material respect, unless such violation, breach or default has been cured by Parent; and (iv) neither Parent nor any of its Subsidiaries has waived any of its respective material rights under any Parent Material Contract.

3.23 Title to Assets.  Parent and each of its Subsidiaries owns, and has good and legal title to, all material tangible assets (other than Intellectual Property, which is covered by Section 3.21 hereof), reflected on the Parent Financial Statements (all such material tangible assets being the “Parent Assets”).  All such Parent Assets are owned by Parent and each of its Subsidiaries free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.

3.24 Equipment; Real Property.

(a) Equipment.  All material items of equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible property owned or leased by Parent or any of its Subsidiaries is, taken as a whole, in reasonably adequate for the uses to which it is being put and is in good operating condition and repair (ordinary wear and tear excepted).

(b) Real Property.  Part 3.25(b) of the Disclosure Schedule sets forth a list of each lease pursuant to which Parent or any of its Subsidiaries leases real property from any other Person.  (All real property leased to Parent and its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to Parent and its Subsidiaries, are referred to as the “Parent Leased Real Property”).  To the Knowledge of Parent, the present use and operation of the Parent Leased Real Property is authorized by, and is in compliance with, in all material respects, all applicable zoning, land use, building, fire, health, labor, safety and Environmental Laws and other Legal Requirements.  There is no Legal Proceeding pending, or to the Knowledge of Parent threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Parent Leased Real Property.  To the Knowledge of the Parent, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Parent Leased Real Property.  Parent is not a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Parent Leased Real Property to any Person other than Parent and its Subsidiaries.  Parent and each of its Subsidiaries have complied in all material respects with the terms of all leases (to which they are parties) relating to the Parent Leased Real Property, and to the Knowledge of Parent, all such leases are in full force and effect in all material respects.  Parent and its Subsidiaries do not currently own, nor has Parent or any of its Subsidiaries ever owned, any real property.

3.25 Disclaimer of Other Representations and Warranties; Knowledge.

(a) NEITHER PARENT, ITS SUBSIDIARIES, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVE, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.

(b) Without limiting the generality of the foregoing, neither Parent, its Subsidiaries, nor any Representative has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Parent or its Subsidiaries made available to the Company or its Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Parent and its Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.   CERTAIN COVENANTS

4.1 Certain Employee Matters.

(a) Termination of 401(k) Plan.  The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective one (1) day prior to the Closing, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”).  Parent has received from the Company evidence that the Company Board has adopted resolutions to terminate the 401(k) Plans.  In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company has taken such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provided such estimate in writing to Parent.

(b) Benefits.  Following the Effective Time, the Continuing Employees will be entitled to participate in either (i) the Company Employee Plans (other than equity-based plans) on the same terms, or terms which in the aggregate provide substantially comparable benefits, as those in effect immediately prior to the Effective Time, (ii) the employee benefit plans of Parent and its Subsidiaries on substantially the same terms as similarly situated employees of Parent and its Subsidiaries or (iii) a combination of (i) and (ii), in each case in the reasonable discretion of Parent, and Parent in its reasonable discretion may terminate any of the Company Employee Plans or merge any of the Company Employee Plans with Parent’s employee benefit plans.  Subject to applicable Legal Requirements and unless such recognition of service would result in a duplication of benefits, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of the Continuing Employees with the Company attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for all purposes, including, but not limited to, eligibility to participate, vesting, benefit levels the applicability of any minimum waiting periods for participation and benefit accruals, excluding for these purposes benefit accrual under any defined benefit plan.  Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation not to, treat any of the Continuing Employees as a “new” employee for purposes of any exclusions under any health or similar welfare plan of Parent or the Surviving Corporation for a preexisting medical condition, except to the extent such exclusions were applicable under a the Company Employee Plan immediately prior to the Effective Time.

4.2 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal Liability of each present and former director, officer, employee, fiduciary, or agent of the Company provided for in the Company’s Charter Documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.  The Organizational Documents of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from Liability and advancement of expenses that are at least as favorable as those currently provided in the Company’s certificate of incorporation and during such six (6) year period following the Effective Time, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees, fiduciaries, or agents of the Company in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Legal Requirements.  From and after the Effective Time, Parent and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements in effect between the Company and such individuals or (ii) required by the Company’s Charter Documents, in each case as in effect immediately prior to the Effective Time.

(b) For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current level and scope of directors’ and officers’ liability insurance as in effect at the Company immediately prior to the Effective Time covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company for such insurance on the date hereof, then Parent will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate.  Notwithstanding the foregoing, Parent may satisfy its obligations under this Section 4.2(b) by procuring an equivalent six (6) year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, the equivalent annual premium for which “tail” policy shall not exceed 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance; provided that if the equivalent annual premium for such “tail” policy exceeds 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance, then Parent will provide the maximum coverage that will then be available at an equivalent annual premium equal to 200% of such rate and in doing so will be deemed to have satisfied its obligations pursuant to this Section 4.2(b).

(c) The provisions of this Section 4.2 are intended to be for the benefit of, and shall be enforceable by, each of the Persons to be indemnified pursuant to this Section 4.2, and his or her heirs and Representatives.  The provisions in this Section 4.2 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Legal Requirements, charters, bylaws or agreements.

(d) If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.2.

4.3 Parent’s Board of Directors and Officers.

(a) Prior to the Effective Time, the size of the Parent Board shall be fixed at eleven (11) directors, such that, as of the Effective Time, at least four (4) vacancies will exist on the Parent Board.  Effective immediately following the Effective Time, Parent shall cause the individuals named on Exhibit D under the heading “Company Nominees” (the “Company Nominees”) to be appointed to the Parent Board.

(b) Immediately following the Effective Time, the officers of Parent shall include, but not be limited to, the individuals named on Exhibit D under the heading “Officers” who shall each hold the positions set forth opposite each such individual’s name on Exhibit D.

4.4 Reorganization.  The parties intend that, for federal income tax purposes, the Merger shall constitute an integrated transaction that is characterized as a merger of Company into Parent and that qualifies as a reorganization within the meaning of Section 368(a)(1) of the Code and that Parent, Merger Sub and Company are parties to such reorganization within the meaning of Section 368(b) of the Code.  Notwithstanding anything herein to the contrary, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Parent, Merger Sub, the Company and the Surviving Corporation shall report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

4.5 Further Action.  Subject to the terms and conditions herein provided, if at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub or the Company, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall use its or their commercially reasonable efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

4.6 Conduct of Business of the Company.  From the date of this Agreement until the Effective Time, the Company shall conduct its business and operations in the ordinary course of business consistent with past practice and use its reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain good relationships with its customers, suppliers, lenders and others having material business relationships with it in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company shall not, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend its Charter Documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any Company Capital Stock of the Company (whether by merger, consolidation or otherwise);

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Capital Stock (whether by merger, consolidation or otherwise);

(d) directly or indirectly redeem, repurchase or otherwise acquire any Company Capital Stock (whether by merger, consolidation or otherwise);

(e) issue, deliver or sell any Company Capital Stock or any securities exercisable for or convertible into Company Capital Stock (whether by merger, consolidation or otherwise) other than pursuant to the exercise of options outstanding as of the date hereof under the Company Option Plan;

(f) amend any term of any Company Capital Stock or any securities exercisable for or convertible into Company Capital Stock (whether by merger, consolidation or otherwise);

(g) incur any capital expenditures or any Liabilities in respect thereof, other than any capital expenditures that do not exceed $100,000 individually or $250,000 in the aggregate;

(h) acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(i) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties or interests of the Company, other than in the ordinary course of business consistent with past practice;

(j) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Intellectual Property of the Company, or enter into any Company Material Contract, or take any action, with respect to any Intellectual Property of the Company outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Intellectual Property of the Company may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(k) other than in connection with actions permitted by Section 4.6(g) or 4.6(h), make any loans, advances or capital contributions to, or investments in, any other Person;

(l) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;

(m) adopt, establish, enter into, amend or terminate, or increase the benefits under, any Company Employee Plan, or other employee benefit, plan, practice, program, policy or Contract that would be a Company Employee Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Company Employee Plan or other plan, practice, program, policy or Contract as may be required by applicable Legal Requirement or in order to qualify under Sections 401 and 501 of the Code;

(n) subject to Section 4.19, increase compensation or fringe benefits (including granting of stock options or right to acquire any other Company Capital Stock) of any current or former director, officer or employee of the Company except for annual increases of compensation in the ordinary course of business, consistent with past practice;

(o) grant or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company;

(p) enter into any Contract that limits or otherwise restricts in any material respect the Company or any successor thereto or that would reasonably be expected, after the Effective Time, to limit or restrict in any respect the Company, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(q) enter into, amend or modify in any material respect or terminate any license of Intellectual Property (other than in the ordinary course of business consistent with past practice) or any Company Material Contract, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Company;

(r) change any methods of accounting, except as required by changes in GAAP as agreed to by its independent public accountants;

(s) settle (i) any material Legal Proceeding involving or against the Company, (ii) any stockholder Legal Proceeding against the Company or any of its officers or directors, or (iii) any Legal Proceeding that relates to the transactions contemplated by this Agreement; or

(t) agree, commit or offer to do any of the foregoing.

4.7 Conduct of Business of Parent.  During the period from the date of this Agreement to the Effective Time, except as otherwise permitted or required pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend the Organizational Documents of Parent in any manner that would reasonably be expected to (i) materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, (ii) otherwise have a Material Adverse Effect with respect to Parent or (iii) materially and adversely affect the benefits of the transactions contemplated by this Agreement to the Company or its stockholders;

(b) amend the Organization Documents of any of Parent’s Subsidiaries in any manner that would reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement or otherwise have a Material Adverse Effect with respect to Parent;

(c) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of its capital stock;

(d) acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;

(e) except as disclosed in Part 3.6(c) of the Parent Disclosure Schedule, issue, deliver or sell any Parent Capital Stock or any securities exercisable or exchangeable for or convertible into Parent Capital Stock (whether by merger, consolidation or otherwise), other than pursuant to the exercise of options outstanding as of the date hereof under the Parent Option Plan, or continue or enter into, or permit any of its Subsidiaries or its or its Subsidiaries’ officers or directors to continue or enter into, negotiations (including without limitation any non-binding indication of interest, memorandum of understanding or term sheet) or enter into any agreement with respect to, or enter into or consummate, any transaction, other than the Merger, involving (i) the acquisition or disposition of material assets outside the ordinary course of Parent’s business or (ii) the acquisition or disposition of equity or debt securities of Parent outside the ordinary course of Parent’s business; or

(f) take any action that would fundamentally change or alter the nature of the businesses of Parent or its Subsidiaries on a consolidated basis.

4.8 Access to Information.  From the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to (a) give the Company and its Representatives reasonable access to the offices, properties, books and records of Parent and its Subsidiaries; (b) furnish to the Company and its Representatives such information relating to Parent or any of its Subsidiaries as may be reasonably requested; and (c) instruct the Representatives of Parent or any of its Subsidiaries to cooperate with the Company in its investigation of Parent and any of its Subsidiaries.  From the date of this Agreement until the Effective Time, the Company shall (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Company; (b) furnish to Parent and its Representatives such information relating to the Company as may be reasonably requested; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company.  Any information provided pursuant to this Section 4.8 shall be subject to the terms of the Non-Disclosure Agreement, dated August 15, 2012, between Parent and the Company (the “Non-Disclosure Agreement”).  Notwithstanding anything to the contrary in the Non-Disclosure Agreement, Parent and the Company acknowledge and agree that the terms of the Non-Disclosure Agreement shall survive the execution of this Agreement and that the Non-Disclosure Agreement shall terminate automatically, without any action by any party, upon the Closing.

4.9 Public Announcements.  Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirement or any listing agreement with a national securities exchange or trading system to which Parent is a party.

4.10 Filings and Authorizations; Consummation.  The Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain, or cause its respective Affiliates to obtain, the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant this Agreement.  The Company, Parent and Merger Sub agree, if applicable, to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Parent shall pay all HSR Act filing fees relating to Parent and the Company (but, for avoidance of doubt, excluding any such fees relating to any of their respective Affiliates).  The Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of, and take such action with respect to, any Antitrust Division or any other Governmental Body, as may be necessary to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary, in no event shall Parent or any of its Affiliates be required to (a) commence or threaten to commence litigation; (b) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of Parent, the Company or any of their respective Affiliates; or (c) otherwise agree to any restrictions on the businesses of Parent, the Company or any of their respective Affiliates in connection with avoiding or eliminating any restrictions to the consummation of the transactions contemplated hereby or under any applicable Legal Requirement.  The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 4.10.  The parties hereto shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

4.11 No Solicitation.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with Article 9, the Company shall not, directly or indirectly, and shall not authorize or permit any of its Affiliates or any Representative of the Company or any Affiliate of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce the making or submission of any Acquisition Proposal, or take any action designed to facilitate, or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information or data regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any agreement, arrangement or understanding contemplating or proposing any Acquisition Transaction; provided, however, that prior to receipt of the Required Merger Stockholder Votes, this Section 4.11(a) shall not prohibit the Company from:  (x) furnishing and disclosing non-public information regarding the Company to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person and that the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, constitutes or is reasonably expected to result in a Superior Proposal if (1) neither the Company nor any Affiliate of the Company nor any Representative of the Company or any of Affiliate of the Company shall have violated any of the restrictions set forth in this Section 4.11(a), (2) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Delaware law, and (3) prior to furnishing any such non-public information to such Person, the Company receives from such Person an executed confidentiality agreement on terms at least as protective for the benefit of the Company as those contained in the Non-Disclosure Agreement; or (y) terminating this Agreement in accordance with Article 9.

(b) The Company shall, promptly (and in no event more than twenty-four (24) hours) after receipt of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, advise Parent telephonically and in writing of such Acquisition Proposal or inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, or indication of interest, the material terms and conditions thereof, and a copy of any such written Acquisition Proposal).  The Company shall keep Parent fully informed on a current basis with respect to the status of any such Acquisition Proposal, inquiry, or indication of interest and any modification or proposed modification thereto.

(c) The Company shall, and shall cause any of Affiliate of the Company or any Representative of the Company or its Affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return of any confidential information previously furnished to such Persons in connection therewith.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

(e) Notwithstanding anything in this Agreement to the contrary, this Section 4.11 (except for subsection Section 4.11(a) (i)-(v)) shall terminate in its entirety and have no further force or effect upon the receipt of the Required Merger Stockholder Votes.

(f) For purposes of this Section 4.11,

(i) “Acquisition Proposal” shall mean any offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent or Merger Sub) contemplating or proposing any transaction or series of transactions involving:

1) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company is a constituent corporation, (ii) in which a “person” or “group” (as defined in the Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company; or

2) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the net revenues, net income or assets of the Company; and

(ii) “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party that, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company’s outstanding securities or all or substantially all of the assets of the Company on terms that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, to be, if consummated, more favorable from a financial point of view than the terms of the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), taking into account all financial, regulatory, legal and other aspects of such Acquisition Transaction, including the likelihood of consummation.

4.12 Notice, Required Merger Stockholder Votes and Notice of Appraisal Rights.

(a) Upon and immediately following the execution and delivery of this Agreement, the Company shall use reasonable best efforts to (i) obtain the Required Merger Stockholder Votes and (ii) promptly notify the stockholders of the Company of any action taken pursuant to such Requisite Stockholder Approval as may be required by Section 228 of the DGCL.  The Company shall provide copies to Parent of all written consents evidencing the Required Merger Stockholder Votes promptly following the Company’s receipt thereof.

(b) Promptly after the receipt of the Required Merger Stockholder Votes and no later than ten (10) days after the Effective Time, the Company or the Surviving Corporation, as applicable, shall mail an information statement in a form reasonably acceptable to Parent (the “Information Statement”) to holders of Company Capital Stock who have not voted in favor of the Merger Agreement, nor consented thereto in writing.  The Information Statement shall include all the information and disclosure required to be provided (x) in order to constitute a notice of appraisal rights pursuant  to Section 262 of the DGCL, and (y) in order to constitute a notice of the taking of corporate action pursuant to Section 228 of the DGCL, including, without limitation: (i) a summary of the Merger and the terms of this Agreement; (ii) a statement that appraisal rights may be available for the holders of Company Capital Stock pursuant to Section 262 of the DGCL; and (iii) a copy of Section 262 of the DGCL.

(c) Following the execution and delivery of this Agreement by the parties hereto and prior to the Closing Date, the Company shall use its reasonable best efforts to obtain an executed and delivered Letters of Transmittal each stockholder of the Company.

4.13 Advice of Changes.  (a) The Company shall give written notice to Parent if, to its Knowledge, any of the Company’s representations, warranties or covenants herein are breached in a manner that would give rise to a claim by the Parent Indemnitees pursuant to Article 5 and (b) Parent shall give written notice to the Company and the Stockholders’ Agent if, to its Knowledge, any of Parent’s or Merger Sub’s representations, warranties or covenants herein are breached in a manner that would give rise to a claim by the Stockholder Indemnitees pursuant to Article 5; provided, however, that except as otherwise provided herein, the delivery of any notice pursuant to this Section 4.13 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

4.14 Additional Actions.  Subject to the exercise of the fiduciary duties of the Board of Directors of the Company as determined in good faith by the Company’s Board of Directors after consultation with outside legal counsel, (a) the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement in any meeting or written consent of stockholders of the Company (the “Company Recommendation”) and (b) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the adoption of this Agreement.

4.15 Parent SEC Documents.

(a) From the date of this Agreement until the earlier of (a) the termination of this Agreement in accordance with Section 9.1 or (b) the first anniversary of the Closing Date, Parent shall timely file with the SEC all Parent SEC Documents required to be filed by it under the Exchange Act or the Securities Act.  As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Parent SEC Document shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) From the date of this Agreement until the earlier of (a) the termination of this Agreement in accordance with Section 9.1 or (b) the Effective Time, each of the Company and the Eligible Stockholders shall promptly furnish to Parent in writing all information concerning the Company and such Eligible Stockholder reasonably required by applicable securities laws, in each case that may be reasonably requested by Parent for inclusion in any Parent SEC Documents.  Each of the Company and the Eligible Stockholders agrees to promptly correct any information previously provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect.  With respect to any Parent SEC Document that references an Eligible Stockholder by name, such Eligible Stockholder and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references an Eligible Stockholder by name, Parent shall provide such Eligible Stockholder and his, her or its counsel, with copies of any written comments, and shall promptly inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  Each Eligible Stockholder represents and warrants that none of the information supplied by or on behalf of such Eligible Stockholder for inclusion in a Parent SEC Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.16 Registration of Parent Common Stock.  In order to promptly effect the registration of the shares of Parent Common Stock issuable to the holders of Company Capital Stock hereunder, Parent shall:

(a) as promptly as practicable but in no event later than 60 days following Closing, prepare and file with the SEC a registration statement on Form S-1 or any similar long-form registration or any short-form registration if available with respect to all of the shares of Parent Common Stock (i) received at Closing by the stockholders of the Company and (ii) subject to the Parent Holdback Amount and use its reasonable best efforts to cause such registration statement to become effective and to keep such registration statement effective; and

(b) prepare and file with the SEC such amendments and supplements to such registration statement(s) and the prospectus(es) used in connection with such registration statement(s) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

Notwithstanding the foregoing, Parent may postpone for one continuous period of up to 120 days the filing or the effectiveness of a registration statement under this Section 4.16 if the Parent Board determines in its reasonable good faith judgment that such registration would reasonably be expected to result in a material adverse effect on Parent.  Notwithstanding anything to the contrary set forth in this Section 4.16, Parent shall not be required to register any shares of Parent Common Stock pursuant to this Section 4.16 that are eligible for sale pursuant to Rule 144 of the Securities Act (“Rule 144”) without volume limitations or restrictions.

4.17 Reports Under the Exchange Act.  With a view to making available the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a former stockholder of the Company to sell securities of the Parent to the public without registration, Parent agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after Closing;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(c) furnish upon request to any former stockholder of the Company, so long as the former stockholder of the Company owns any Parent Capital Stock, (i)  a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (ii) such other information as may be reasonably requested to avail any former stockholder of the Company of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

4.18 Indemnification with Respect to Securities Regulation.

(a) To the extent permitted by law, Parent will indemnify and hold harmless each former stockholder of the Company, the partners, members, officers, directors and stockholders of each former stockholder of the Company, legal counsel and accountants for each former stockholder of the Company, any underwriter (as defined in the Securities Act) for such former stockholder of the Company and each Person, if any, who controls such former stockholder of the Company or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages to which they may become subject under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such Damages arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):  (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Parent or used or referred to by the Parent, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; provided, however, that the indemnity agreement contained in this Section 4.18(a) shall not apply to amounts paid in settlement of any Damages if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such Damages to the extent that such Damages arise out of or are based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such former stockholder of the Company, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling former stockholder of the Company, severally and not jointly, will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter, any other former stockholder of the Company selling securities in such registration statement and any controlling Person of any such underwriter or other former stockholder of the Company, against any Damages to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such Damages arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such former stockholder of the Company expressly for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 4.18(b) shall not apply to amounts paid in settlement of any Damages if such settlement is effected without the consent of the former stockholder of the Company (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 4.18(b) exceed the net proceeds from the offering received by such former stockholder of the Company.

(c) Promptly after receipt by an indemnified party under this Section 4.18 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.18, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 4.18 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 4.18.

(d) If the indemnification provided for in this Section 4.18 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any former stockholder of the Company, when combined with any amounts paid by such former stockholder of the Company pursuant to Section 4.18(b), shall exceed the net proceeds from the offering received by such former stockholder of the Company and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a former stockholder of the Company’s liability pursuant to this Section 4.18(d), when combined with the amounts paid or payable by such former stockholder of the Company pursuant to Section 4.18(b), exceed the proceeds from the offering received by such former stockholder of the Company (net of any expenses paid by such former stockholder of the Company).  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.19 Certain Bonus Payments.  Notwithstanding anything to the contrary contained in this Agreement, the Company in its sole discretion may pay, from its available cash reserves, cash bonuses to any of its employees, officers, directors or consultants, not to exceed $450,000 in the aggregate.  For the avoidance of doubt, such bonuses shall be in addition to, and shall not reduce or set off, (x) any portion of the Aggregate Common and Option Bonus Cash Consideration or (y) any ordinary course compensation otherwise payable to such persons.

5. INDEMNIFICATION

5.1 Survival of Representations, Etc.

(a) General Survival.  Subject to Section 5.1(c), the representations and warranties made by the Company in this Agreement shall survive the Effective Time and shall expire on the eighteen (18) month anniversary of the Effective Time (the “Expiration Date”); provided, however, that (i) the representations and warranties dealing with Tax matters and the representations and warranties made pursuant to Sections 2.1, 2.3, 2.14, 2.15, 2.20 and 2.23 shall survive until 30 days after the expiration of the applicable statute of limitations governing such claims and (ii) if, at any time prior to the Expiration Date, any Parent Indemnitee properly delivers to the Stockholders’ Agent a Claim Notice, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Parent Representations.  Subject to Section 5.1(c), the representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Effective Time and shall expire on the Expiration Date; provided, however, that (i) the representations and warranties dealing with Tax matters and representations and warranties made pursuant to Sections 3.1, 3.3, 3.6, 3.13, 3.14 and 3.15 shall survive until 30 days after the expiration of the applicable statute of limitations governing such claims and (ii) if, at any time prior to the Expiration Date, any Stockholder Indemnitee properly delivers to Parent a Claim Notice, then the claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(c) Intentional Misrepresentation; Fraud.  Notwithstanding anything to the contrary contained in Section  5.1(a) or Section 5.1(b), the limitations set forth in Sections 5.1(a) and 5.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

(d) Representations Not Limited.  The representations, warranties, covenants and obligations of the parties set forth in this Agreement and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(e) Survival of Covenants. The respective covenants and obligations of the parties hereto set forth in this Agreement shall survive until satisfied in accordance with their respective terms.

(f) General. The parties acknowledge that the time periods set forth in this Section 5.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.  The parties further acknowledge that the time periods set forth in this Section 5.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.

5.2 Indemnification.

(a) Stockholder Indemnification Obligations.  From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), each Eligible Stockholder (collectively, the “Stockholder Indemnitors”), severally in proportion to the value of such Eligible Stockholder’s Pro Rata Portion of the Parent Holdback Amount and not jointly, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any breach of any covenant or obligation of the Company in this Agreement; or

(iii) the proper exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such stockholders’ shares of Company Capital Stock.

(b) Parent Indemnification Obligations. From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), Parent shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are directly suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement; or

(ii) any breach of any covenant or obligation of Parent or Merger Sub in this Agreement.

(c) Damage to Parent.  The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of equity interest in the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being, understood, however, that the Parent Indemnitees shall not be entitled to recover more than once for the same Damages).

(d) Calculation of Damages; Insurance Proceeds and Tax Benefits.  For the purposes of calculating Damages indemnifiable under this Section 5.2, Damages (i) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreements and (ii) shall be reduced by the amount of Tax Benefits attributable to such Damages.  The Stockholder Indemnitors shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is included a specific Liability or reserve relating to such matter in the Unaudited Interim Balance Sheet; provided, that the Stockholder Indemnitors shall be liable for any Damages in excess of the amount stated in the Unaudited Interim Balance Sheet. Parent shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is a specific Liability or reserve relating to such matter included in the Parent Financial Statements.  The Indemnitee shall use commercially reasonable efforts to collect any amounts subject to indemnification pursuant to this Article 5 under applicable insurance policies covering such Damages or from such other Person alleged to have responsibility therefor, if any, and the amount of any Damages payable under this Article 5 by an Indemnitor shall be reduced by any amounts actually recovered by the Indemnitee under such insurance policies or from such other Person alleged to be responsible.  If an Indemnitee receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment hereunder, then such Indemnitee shall promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment in the amount received by the Indemnitee, net of any expenses reasonably incurred by such Indemnitee in collecting such amount.  If the Indemnitee receives any payment from an Indemnitor in respect of any Damages and the Indemnitee could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnitor, the Indemnitee shall assign such of its rights to proceed against such third party as are necessary to permit the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, to recover from such third party the amount of such indemnification payment.

(e) Duty to Mitigate.  Each Indemnitee shall take all action required by applicable Laws, and shall otherwise use commercially reasonable efforts, to mitigate any and all Damages for which it seeks indemnification hereunder, including enforcing any and all other rights or remedies which may be available to such Indemnitee against third parties (including insurance providers), promptly upon becoming aware of any event that could reasonably be expected to give rise to any Damages; and no Damages may be recovered pursuant to Section 5.2 hereof to the extent that recovery may reasonably practicably be made from such third parties following the expenditure by an Indemnitee of commercially reasonable efforts.

5.3 Limitations.

(a) Deductible.  Subject to Section 5.3(b), (i) the Stockholder Indemnitors shall not be required to make any indemnification payment pursuant to Section 5.2(a)(i) (solely to the extent directly related to any of the matters referred to in Section 5.2(a)(i)) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $500,000 in the aggregate, and (ii) Parent shall not be required to make any indemnification payment pursuant to Section 5.2(b)(i) (solely to the extent directly related to any of the matters referred to in Section 5.2(b)(i)), for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly suffered or incurred by any one or more of the Stockholder Indemnitees, or to which any one or more of the Stockholder Indemnitees has or have otherwise directly become subject, exceeds $500,000 in the aggregate. If the total amount of the Damages referenced in clause (i) or (ii) above exceeds $500,000 in the aggregate, then the Stockholder Indemnitees or Parent Indemnitees, as applicable, shall be entitled to be indemnified against and compensated and reimbursed only for the amount of such Damages in excess of $500,000.  Any claim for which an Indemnitee seeks indemnification pursuant to this Article 5 involving Damages of less than $25,000 shall be disregarded for all purposes of Article 5, including for the calculation of any deductible.

(b) Applicability of Deductible.  The limitations set forth in Section 5.3(a) shall not apply: (i) in the case of intentional misrepresentation or fraud; or (ii) to the matters referred to in Section 5.2(a)(ii), Section 5.2(a)(iii) or Section 5.2(b)(ii).

(c) Parent Cap.  Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that Parent can be required to make to the Stockholder Indemnitees pursuant to this Article 5 shall be $15,000,000 (the “Parent Cap”).  All payments made to satisfy any indemnification obligations to the Stockholder Indemnities pursuant to this Article 5 shall be paid in cash.

(d) Stockholder Cap and Other Limitations.  Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that the Stockholder Indemnitors can be required to make to the Parent Indemnitees pursuant to this Article 5 shall be limited to the Parent Holdback Amount.  The aggregate maximum Liability of any Stockholder Indemnitor for any and all Damages shall be limited to such Stockholder Indemnitor’s Pro Rata Portion of the Parent Holdback Amount.

5.4 No Contribution.  Each Stockholder Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other Liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

5.5 Claims Procedures.  Any claim for indemnification, compensation or reimbursement pursuant to Section 5 shall be brought and resolved exclusively as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Article 5 (a “Claim”) on or prior to 5:00 p.m. (Eastern Standard Time) on the Expiration Date, subject to the limitations set forth in Article 5, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Stockholders’ Agent, in the case of a Parent Indemnitee, or to the Parent, in the case of a Stockholder Indemnitee (such recipient being, the “Claim Notice Recipient”), promptly (and in no event later than 15 days) after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 5.2.  The failure of any Indemnitee to timely give notice hereunder shall not affect the rights to indemnification hereunder except and only to the extent of actual, material damage to the Stockholder Indemnitors or Parent Indemnitor, as applicable.  Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Article 5; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).  Following the delivery of a Claim Notice by a Parent Indemnitee, the Stockholders’ Agent and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.

(b) During the thirty (30)-day period commencing upon receipt by the Claim Notice Recipient of a Claim Notice from an Indemnitee (the “Dispute Period”), the Claim Notice Recipient may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Claim Notice Recipient: (i) agrees that the full Claimed Amount is due and payable to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is due and payable to the Indemnitee; (iii) indicates that no part of the Claimed Amount is due and payable to the Indemnitee or (iv) requests such additional information as the Claim Notice Recipient may reasonably require in order to determine whether all or part of such Claimed Amount is due and payable to the Indemnitee.  Any part of the Claimed Amount that is not agreed to be due and payable to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Claim Notice Recipient asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) being referred to as the “Contested Amount”.  If a Response Notice is not received by the Indemnitee from the Claim Notice Recipient prior to the expiration of the Dispute Period, then the Claim Notice Recipient shall be conclusively deemed to have agreed that the full Claimed Amount referred to in the applicable Claim Notice is due and payable to the Indemnitee and such amount shall also be deemed to be an “Agreed Amount.”

(c) If the Claim Notice Recipient delivers a Response Notice in accordance with Section 5.5(b)(iv), the Indemnitee will respond (a “Further Information Notice”) to such Response Notice within thirty (30) days after receipt of such Response Notice, and the Claim Notice Recipient shall provide a Response Notice in accordance with Section 5.5(b)(i), (ii) or (iii) within fifteen (15) Business Days after receipt of such Further Information Notice.

(d) If the Claim Notice Recipient in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Indemnitee from the Claim Recipient prior to the expiration of the Dispute Period, then (i) within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, (A) if the Parent is the Indemnitee, then, subject to the limitations set forth in Section 5.3, the Stockholders’ Agent shall instruct Parent to release the Agreed Amount to Parent from the Parent Holdback Amount, or (B) if the Stockholders Indemnitee is the Indemnitee, then, subject to the limitations set forth in Section 5.3, Parent shall pay the Agreed Amount to the Stockholder Indemnitees in cash; and each Eligible Stockholder shall be entitled to receive its Pro Rata Portion of the Agreed Amount with respect to each share of Company Capital Stock owned by such Eligible Stockholder as of the Effective Time.  Following a release pursuant to subsection (A) above, the Parent Holdback Amount shall be reduced by the Agreed Amount as of the date of such release.

(e) If the Claim Notice Recipient in its Response Notice agrees that an Agreed Amount is owed to the Indemnitee, then (i) within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, (A) if the Parent is the Indemnitee, then, subject to the limitations set forth in Section 5.3, the Stockholders’ Agent shall instruct Parent to release the Agreed Amount to Parent from the Parent Holdback Amount, or (B) if the Stockholders Indemnitee is the Indemnitee, then, subject to the limitations set forth in Section 5.3, Parent shall pay the Agreed Amount to the Stockholder Indemnitees in cash.  Following a release pursuant to subsection (A) above, the Parent Holdback Amount shall be reduced by the Agreed Amount as of the date of such release.

(f) If any Response Notice expressly indicates that there is a Contested Amount, the Claim Notice Recipient and the Indemnitee shall attempt in good faith for a period not to exceed ten (10) Business Days, unless otherwise mutually agreed, to resolve the dispute related to the Contested Amount.  If the Claim Notice Recipient and the Indemnitee resolve such dispute, such resolution shall be binding on all of the Eligible Stockholders, Parent, Merger Sub, the Surviving Corporation and such Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee shall be signed by such Indemnitee and the Claim Notice Recipient and the amount so stipulated in such settlement agreement shall be treated as an Agreed Amount.  If no such agreement can be reached during such ten (10) Business Day period, then Parent or the Stockholders’ Representative may institute proceedings in court in accordance with Section 11.8 to resolve any such dispute.  Each of Parent and Stockholders’ Representative shall in all instances seek to resolve such disputes in as expeditious a manner as practicable.

5.6 Defense of Third-Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent, any Eligible Stockholder or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 5 (“Third Party Claims”), the obligations and liabilities of any Indemnitor shall be governed by and contingent upon the following additional terms and conditions:

(a) if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, notice of such Third Party Claim promptly following the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release an Indemnitor from any of its obligations under this Article 5 except to the extent such failure materially prejudices the defense of such Legal Proceeding.  The notice of claim shall describe in reasonable detail the facts known to the Indemnitee giving rise to such indemnification claim, and to the extent determinable the amount or good faith estimate of the amount arising therefrom.

(b) The Stockholders’ Agent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by the Stockholder Indemnitors and Parent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by Parent, in each case at its own expense (or, in the case of the Stockholders’ Agent, at the Stockholder Indemnitors’ expense) and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnitee) if it gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of such notice from the Indemnitee; provided, however, that (A) the Stockholders’ Agent shall not have the right to assume the defense of a Third Party Claim subject to indemnification by the Stockholder Indemnitors if there is reasonably likely to exist a conflict of interest that would make it materially prejudicial to the Parent Indemnitee (in the reasonable judgment of counsel to such Parent Indemnitee) for the same counsel to represent both the Parent Indemnitee and the Stockholders’ Agent and (B) Parent shall not have the right to assume any Third Party Claim if there is reasonably likely to exist a conflict of interest that would make it materially prejudicial to the Stockholder Indemnitee (in the reasonable judgment of counsel to the Stockholders’ Agent) for the same counsel to represent both the Stockholder Indemnitee and Parent.  The Indemnitee shall cooperate with the Stockholders’ Agent or Parent, as the case may be, in such defense and make available to the Stockholders’ Agent or Parent at the Stockholders’ Agent’s or Parent’s expense, as the case may be, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably requested by the Stockholders’ Agent or Parent.  Except with the written consent of the Indemnitee, or in the case of a Stockholder Indemnitee, the Stockholders’ Agent (such consent not to be unreasonably withheld), the Stockholders’ Agent or Parent, as the case may be, will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnitee by the third party of a release from all Liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Legal Requirements by the Indemnitee (or any affiliate thereof), (B) any Liability on the part of the Indemnitee (or any affiliate thereof) or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnitee (or any affiliate thereof); or (iii) in the case of a Parent Indemnitee, which exceeds the reimbursement available through reduction of the Parent Holdback Amount at the next Distribution Date, or in the case of a Stockholder Indemnitee, which exceeds the amount remaining under the Parent Cap.

(c) In the event that the Stockholders’ Agent fails or elects not to assume the defense of a Parent Indemnitee against such Third Party Claim which the Stockholders’ Agent had the right to assume pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Eligible Stockholders, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Stockholders’ Agent, on such terms as such Parent Indemnitee may deem appropriate, and the Parent Indemnitee may seek prompt reimbursement from the Parent Holdback Amount, subject to the limitations set forth in this Section 5, for any Damages incurred in connection with such settlement.  If the Stockholders’ Agent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(d) In the event Parent fails or elects not to assume the defense of a Stockholder Indemnitee against such Third Party Claim which Parent had the right to assume pursuant to Section 5.5(b), the Stockholder Indemnitee shall have the right, at the expense of Parent, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to Parent, on such terms as such Stockholder Indemnitee may deem appropriate, and the Stockholder Indemnitee may seek prompt reimbursement from Parent, subject to the limitations set forth in this Article 5, for any Damages incurred in connection with such settlement.  If Parent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Stockholder Indemnitee shall have no obligation to do so.

(e) In the event that the Stockholders’ Agent is not entitled to assume the defense of the Parent Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Stockholder Indemnitors’ (through reduction of the Parent Holdback Amount at the next Distribution Date as if such expenses were Agreed Amounts), to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Stockholders’ Agent, and, subject to the limitations set forth in this Section 5, the Parent Indemnitee may seek reimbursement from the Parent Holdback Amount (through reduction of the Parent Holdback Amount at the next Distribution Date as if such expenses were Agreed Amounts) for any Damages incurred in connection with such judgment or settlement.  In such case, the Parent Indemnitee shall conduct the defense of the Third Party Claim actively and diligently, and the Stockholders’ Agent shall cooperate with the Parent Indemnitee in such defense and make available to the Parent Indemnitee, at the Stockholder Indemnitors’ expense (through reduction of the Parent Holdback Amount at the next Distribution Date as if such expenses were Agreed Amounts), all such witnesses, records, materials and information in the Stockholders’ Agent’s possession or under the Stockholders’ Agent’s control relating thereto as is reasonably requested by the Parent Indemnitee.

(f) In the event that Parent is not entitled to assume the defense of the Stockholder Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Stockholders’ Agent shall have the right, at the expense of Parent, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to Parent, and, subject to the limitations set forth in this Section 5, the Stockholders’ Agent may seek prompt reimbursement from Parent for any Damages incurred in connection with such judgment or settlement.  In such case, the Stockholders’ Agent shall conduct the defense of the Third Party Claim actively and diligently, and Parent shall cooperate with the Stockholders’ Agent in such defense and make available to the Stockholders’ Agent, at Parent’s expense, all such witnesses, records, materials and information in Parent’s possession or under Parent’s control relating thereto as is reasonably requested by the Stockholders’ Agent.

5.7 Remedies Exclusive; Sole Recourse.  From and after the Effective Time, the rights of the Indemnitees to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 4.18, this Article 5 and Article 6, and such indemnification rights shall be the sole and exclusive remedies of the Indemnitees subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or the Merger or arising in connection herewith or therewith.  The release of amounts from the Parent Holdback Amount shall be the Parent Indemnitees’ sole recourse for all Damages, subject to the limitations set forth in this Article 5 and the provisions of Article 6.  Except as provided in this Article 5, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement.

6.   HOLDBACK

6.1 Purpose of Holdback.  An aggregate of 9,000,000 shares of Parent Common Stock constituting Merger Consideration shall be withheld from the Eligible Stockholders and retained by Parent following the Effective Time as security for any indemnification payments required pursuant to Article 5 hereof (the “Parent Holdback Amount”).  The shares of Parent Common Stock constituting the Parent Holdback Amount shall accrue dividends as if such shares were issued as Merger Consideration as of the Effective Time, provided that no dividends that would otherwise be required to be paid on such shares shall be paid unless and until such shares are released to the Eligible Stockholders in accordance with this Article 6.  The Parent Holdback Amount shall be reduced from time to time as set forth in Section 5.5, Section 5.6 and this Article 6 and shall be delivered to the Eligible Stockholders at the times and in the manner set forth in Section 5.5, Section 5.6 and this Article 6.

6.2 Delivery of Holdback Merger Consideration.

(a) Promptly following 5:00 p.m. (Eastern Standard Time) on the Expiration Date (the “Initial Distribution Date”), the Eligible Stockholders shall be entitled to receive, in the aggregate, a number of shares of Parent Common Stock equal to (A)-(B)-(C), where (A) equals the then-remaining Parent Holdback Amount; (B) equals all shares constituting an Agreed Amount that have not already been distributed to the Parent pursuant to Section 5.5; and (C) equals any outstanding Claimed Shares (excluding any shares constituting an Agreed Amount that already have been distributed to the Eligible Stockholders pursuant to Section 5.5) (such aggregate amount, the “Initial Distribution Date Amount”).  Each Eligible Stockholder shall be entitled to receive its Pro Rata Portion of the Initial Distribution Date Amount with respect to each share of Company Capital Stock owned by such Eligible Stockholder as of the Effective Time.  Following the Initial Distribution Date, the Parent Holdback Amount shall be reduced by the Agreed Amount as of such date and the number of shares distributed to Eligible Stockholders with respect to such Initial Distribution Date.

(b) After the Initial Distribution Date, promptly following the date on which any Claims with respect to any outstanding Claimed Amount as of the Initial Distribution Date are fully and finally resolved pursuant to a Final Resolution (a “Post-Initial Distribution Date”), the Eligible Stockholders shall be entitled to receive, in the aggregate, a number of shares of Parent Common Stock equal to (A)-(B)-(C), where (A) equals the then remaining Parent Holdback Amount, (B) equals all shares constituting an Agreed Amount that have not already been distributed to the Parent pursuant to Section 5.5; (C) equals any outstanding Claimed Shares (excluding any shares constituting an Agreed Amount that already have been distributed to the Eligible Stockholders pursuant to Section 5.5) (such aggregate amount, the “Post-Initial Distribution Date Amount”).  Each Eligible Stockholder shall be entitled to receive its Pro Rata Portion of each such Post-Initial Distribution Date Amount with respect to each share of Company Capital Stock held by such Eligible Stockholder as of the Effective Time.  Following a Post-Initial Distribution Date, the Parent Holdback Amount shall be reduced by the Agreed Amount as of such date and the number of shares distributed to Eligible Stockholders with respect to such Post-Initial Distribution Date.

(c) Any shares of Parent Common Stock required to be delivered to the Eligible Stockholders pursuant to Section 6.3(a) or (b), shall be delivered by Parent directly to the Eligible Stockholders, provided that the Stockholders’ Agent shall deliver to Parent an updated Allocation Spreadsheet setting forth the Pro Rata Portion of such shares to be delivered to each Eligible Stockholder, the names of each Eligible Stockholder in which such shares are to be issued and cash paid and, to the extent any update has been received by the Stockholders’ Agent, a mailing address where delivery of such shares and cash may be made to each such Eligible Stockholder.  Upon delivery of such shares of Parent Common Stock in accordance with the instructions set forth in the Stockholders’ Agent’s certificate, Parent shall have no further Liability to the Eligible Stockholders with respect to such shares.

(d) Notwithstanding anything to the contrary set forth in Article 5 or this Article 6, any Stockholder Indemnitor may elect, in his, her or its sole discretion, to satisfy any indemnification obligations owed to a Parent Indemnittee under Article 5 in cash rather than shares of Parent Common Stock.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent in writing) of the following conditions as of the Closing Date:

7.1 Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

7.2 Covenants and Agreements.  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

7.3 Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect.

7.4 Officer’s Certificate.  The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1, 7.2 and 7.3.

7.5 Legal Prohibition.  No Legal Restraint shall be in effect and no order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.

7.6 Financing.  Parent shall have received gross proceeds from its convertible debt financing in an amount equal to or greater than $60,000,000.

7.7 Necessary Consents.  The Company shall have obtained all consents and shall have provided (in the reasonable judgment of Parent’s counsel) all notices listed on Part 7.7 of the Disclosure Schedule.

7.8 Executed Employment Agreement.  Alex Iskold shall have executed and delivered to Parent his or her applicable Employment Agreement.

7.9 Executed Stockholders Agreement and Nominating Agreements.  Each of Alex Iskold, Union Square Ventures 2004, L.P., Union Square Principals 2004, L.L.C., RRE Ventures IV, L.P., Time Warner Inc. and Rho Ventures VI, L.P. shall have executed and delivered to Parent the Stockholders Agreement and a Nominating Agreement.

7.10 Company Stockholder Approval.  The Required Merger Stockholder Votes shall have been obtained.

7.11 Company Audited Financials.  Parent shall have received all audited and unaudited financial statements and other financial information required to be included in the Current Report on Form 8-K, and any other Parent SEC Documents, required by Parent to be filed in connection with the transactions contemplated by this Agreement.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing Date:

8.1 Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

8.2 Covenants and Agreements.  Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

8.3 Material Adverse Effect.  There shall not have occurred any Parent Material Adverse Effect.

8.4 Officer’s Certificate.  Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1, 8.2, and 8.3 and stating that the copies of the Parent Charter Documents attached thereto are true and complete copies of such documents.

8.5 Legal Prohibition.  No Legal Restraint shall be in effect and no order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.

8.6 Financing.  Parent shall have received gross proceeds from its convertible debt financing in an amount equal to or greater than $60,000,000, but not exceeding $70,000,000, on terms and conditions that are at least as favorable to Parent as those set forth in Part 3.6(c) of the Parent Disclosure Schedule, except to the extent of changes to such terms and conditions that (i) do not, when taken as a whole, cause the aggregate number of shares of Parent Common Stock issuable to holders of Company Capital Stock and Company Options hereunder to constitute less than 22.23% of the total number of outstanding shares of Parent Common Stock on a fully diluted, as converted basis (including any and all shares reserved for issuance under Parent’s stock, option and other plans, all shares underlying outstanding warrants, and all other shares that the Company is otherwise committed to issue), and (ii) are not, either individually or taken as a whole, (x) material and (y) adverse to Parent.

8.7 Necessary Consents.  Parent shall have obtained all consents and shall have provided (in the reasonable judgment of the Company’s counsel) all notices listed on Part 8.7 of the Parent Disclosure Schedule.

8.8 Executed Stockholders Agreement and Nominating Agreements.  Each of Parent and Robert F.X. Sillerman shall have executed and delivered the Stockholders Agreement; Robert F.X. Sillerman shall have executed and delivered a Nominating Agreement; and Parent shall have executed and delivered each Nominating Agreement.

8.9 Board Composition.  Parent shall have taken all actions necessary to:

(a) amend Article II, Section A of the Bylaws of Parent to permit the Board of Directors of Parent to be comprised of no more than eleven (11) directors;

(b) fix the number of directors comprising the Board of Directors of Parent at eleven (11) directors; and

(c) fill two (2) of the four (4) vacancies on the Board of Directors of Parent resulting from the action taken pursuant to Section 8.9(b) by appointing each of the individuals set forth on Exhibit D to the Board of Directors of Parent, effective immediately following the Effective Time, until the first annual or special meeting of stockholders of the Company at which directors of the Company are to be elected immediately following the Effective Time, or until his or her earlier death, resignation or removal.

9. TERMINATION

9.1 Termination.  This Agreement may be terminated on or prior to the Effective Time as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent (if it and Merger Sub are not in material breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2 or 8.3 not to be satisfied), upon written notice to the Company, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1, 7.3 or 7.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Parent or cured by the Company, as applicable, within 10 Business Days after receipt by the Company of written notice thereof from Parent or is not reasonably capable of being cured prior to the date that is thirty (30) days from the date hereof (the “Outside Date”);

(c) by the Company (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.3 or 7.3 not to be satisfied), upon written notice to Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Parent and Merger Sub contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1, 8.2 and 8.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by Parent within 10 Business Days after receipt by Parent of written notice thereof from the Company or is not reasonably capable of being cured prior to the Outside Date;

(d) by Parent or the Company, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided, that in the event that all of the conditions to the Closing set forth in Article 7 and 8 have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing and other than the conditions set forth in Section 7.5 and Section 8.5), then the Outside Date shall be deemed to be December 31, 2012); provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such party’s willful breach of this Agreement has prevented or materially delayed the consummation of the transactions contemplated hereby;

(e) by Parent or the Company, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Body shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;.

(f) by Parent if the Company does not obtain, within seventy-two (72) hours following the execution and delivery of this Agreement by Parent, Merger Sub and the Company, written consents evidencing the Required Merger Stockholder Votes;

(g) by Parent (on behalf of itself and Sub) upon written notice to the Company, if at any time prior to receipt of the Required Merger Stockholder Votes the Company Board shall have made a change to the Company Recommendation in accordance with the terms and conditions of Section 4.14(b);

(h) by the Company if, prior to receipt of the Required Merger Stockholder Votes: (i) the Company has received a Superior Proposal; (ii) the Company has notified Parent in writing of its receipt of such Superior Proposal in accordance with Section 4.11(b); (iii) Parent does not make, within five (5) calendar days after the receipt of such notice, a proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable as such Superior Proposal; (iv) during such five (5) calendar day period, the Company and its Representatives have negotiated in good faith with Parent and its Representatives regarding any revisions to the terms and conditions of this Agreement proposed by Parent (it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new five (5) calendar day period to afford Parent the opportunity to negotiate with the Company as contemplated herein); (v) after such five (5) calendar day period, such Superior Proposal remains a Superior Proposal; and (vi) the Company is otherwise in compliance with Section 4.11; or

(i) by Parent, upon written notice to the Company, if the condition set forth in Section 7.6 has not been satisfied on or before the Outside Date.

9.2 Expense Reimbursement; Survival After Termination

(a) If this Agreement is terminated (i) in accordance with Section 9.1(a), (ii) by Parent other than in accordance with Section 9.1(b), Section 9.1(f) or Section 9.1(g), (iii) for the avoidance of doubt, by Parent in accordance with Section 9.1(i), (iv) by the Company in accordance with Section 9.1(c), 9.1(d) or 9.1(e), or (v) otherwise as a result of the failure of the condition set forth in Section 7.6 and/or 8.6, Parent shall pay, or cause to be paid to the Company, within five (5) Business Days following termination, an amount equal to the aggregate amount of costs, fees and expenses, not to exceed $500,000 (the “Expense Reimbursement”), actually incurred by the Company in connection with the negotiation of and performance of its obligations under this Agreement, the Stockholders Agreement, the Nominating Agreements and the other documents contemplated hereby and thereby, and otherwise in connection with the transactions contemplated hereby and thereby.  Notwithstanding anything to the contrary set forth in this Agreement, except, subject to the last sentence of this Section 9.2, for the remedies described in Section 11.10, the Company’s right to receive the Expense Reimbursement pursuant to this Section 9.2(a) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement and the transactions contemplated hereby and shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, any financing sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, in each case, in any circumstance in which the Company is permitted to receive the Expense Reimbursement pursuant to this 9.1(a), and upon the Company’s receipt of the Expense Reimbursement, none of Parent or any of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 9.2 or 11.10, the remedies set forth in Section 11.10 shall not, under any circumstances, be available to the Company upon a termination, for any reason, of this Agreement as a result of the failure of the condition set forth in Section 7.6 and/or Section 8.6.

(b) If this Agreement is terminated (i) by Parent in accordance with Section 9.1(f) or Section 9.1(g) or (ii) by Company in accordance with Section 9.1(h), the Company shall pay, or cause to be paid to Parent, within five (5) Business Days following termination, an amount equal to the aggregate amount of costs, fees and expenses, not to exceed $500,000 (the “Parent Expense Reimbursement”), actually incurred by Parent in connection with the negotiation of and performance of its obligations under this Agreement, the Stockholders Agreement, the Nominating Agreements and the other documents contemplated hereby and thereby, and otherwise in connection with the transactions contemplated hereby and thereby.  Notwithstanding anything to the contrary set forth in this Agreement, except for the remedies described in Section 11.10, Parent’s right to receive the Parent Expense Reimbursement pursuant to this Section 9.2(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or any other Person in connection with this Agreement and the transactions contemplated hereby and shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Company Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, in each case, in any circumstance in which Parent is permitted to receive the Parent Expense Reimbursement pursuant to this 9.1(b), and upon Parent’s receipt of the Parent Expense Reimbursement, none of the Company or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c) If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect; provided, however, that the provisions of this Section 9.2 and Article 11 (Miscellaneous) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for fraud or any willful material breach of the provisions of this Agreement prior to such termination.

10.   TAX MATTERS

10.1 Consistent Tax Reporting

.  None of the parties herein nor any of their Affiliates will (i) take any position on an applicable income Tax Return that is inconsistent with the treatment of the Merger as an integrated transaction characterized as a merger of Merger Sub into the Company that constitutes a reorganization within the meaning of Section 368(a) the Code, other than in connection with a Final Resolution following a challenge by a Taxing Authority; (ii) knowingly take any action or knowingly fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

10.2 Tax Covenants.  From the date of this Agreement to the Closing Date, the Company shall:

(a) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(b) consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in its books and records and financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date;

(e) promptly notify Parent of any material federal, state, local or foreign income or franchise Legal Proceeding or audit pending or threatened in writing against or with respect to the Company in respect of any Tax matter, including Tax Liabilities and refund claims, and not settle or compromise any such Tax matter or Legal Proceeding without Parent’s consent;

(f) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

(g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; and

(h) effective as of the Closing Date, terminate all Tax Sharing Agreements to which it is a party such that there is no further liability thereunder other than any Tax Sharing Agreements solely among the Company and any of its Subsidiaries.

It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the consideration payable pursuant to Article 1 for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.

10.3 Tax Audits and Contests; Cooperation.

(a) After the Closing, Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”).  Parent shall promptly notify the Stockholders’ Agent upon receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Company may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Neither Parent nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Eligible Stockholders (as of prior to the Closing) or any Affiliate of the foregoing without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed. The Parent shall keep the Stockholders’ Agent fully and timely informed with respect to the commencement, status and nature of any Tax Matter.  The Parent shall, in good faith, allow the Stockholders’ Agent to make comments to Parent regarding the conduct of or positions taken in any such proceeding.

(b) The Stockholders’ Agent shall furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  The Company shall use commercially reasonable efforts to cooperate with Parent in the conduct of any Contest or other proceeding involving or otherwise relating to the Company (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.5(b).  Any information obtained under this Section 10.5(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax Action.

10.4 Preparation of Tax Returns and Payment of Taxes.

(a) Parent shall prepare (or cause to be prepared), and timely file (or cause to be filed) all Tax Returns of the Company required to be filed with any Governmental Body after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

(b) In the case of Tax Returns that are filed with respect to a Pre-Closing Taxable Period, Parent shall prepare such Tax Returns and shall deliver any such Tax Return to the Stockholders’ Agent for its review at least 30 days prior to the date such Tax Return is required to be filed.  If the Representative disputes any item on such Tax Return, it shall notify Parent of such disputed item (or items) and the basis for its objection, and the Stockholders’ Agent and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such notice to resolve such objections.  If Parent and the Stockholders’ Agent are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment.  The fees, costs and expenses of the Accounting Firm shall be allocated equally between Parent, on the one hand, and the Eligible Stockholders, on the other hand.

10.5 Conveyance Taxes.  The Eligible Stockholders and Parent shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and the Stockholders and Parent shall jointly file all required change of ownership and similar statements.

10.6 FIRPTA Certificate.  The Company shall deliver to Parent at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

11.   MISCELLANEOUS

11.1 Stockholders’ Agent.

(a) Appointment.  By virtue of the adoption of this Agreement, the Eligible Stockholders irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Eligible Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate to carry out the intent of this Agreement, including any claims for indemnification, compensation or reimbursement under Article 5 and any amendment to this Agreement following the Effective Time.  Shareholder Representative Services LLC hereby accepts its appointment as Stockholders’ Agent.

(b) Authority.  The Eligible Stockholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Eligible Stockholders (in the name of any or all of the Eligible Stockholders or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to this Agreement, including any claim for indemnification, compensation or reimbursement under Article 5; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Eligible Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(c) Power of Attorney.  The Eligible Stockholders recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Eligible Stockholders.

(d) Binding Power.  The Eligible Stockholders shall be bound by all actions taken by the Stockholders’ Agent in its capacity thereof pursuant to the authority granted in Sections 11.1(a) and (b). The Stockholders’ Agent shall at all times act in its capacity as Stockholders’ Agent in a manner that the Stockholders’ Agent believes to be in the best interest of the Eligible Stockholders.  Neither the Stockholders’ Agent nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct.  The Stockholders’ Agent may consult with legal counsel, independent public accountants and other experts selected by it.  The Stockholders’ Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.  Each Eligible Stockholder shall indemnify, defend and hold harmless and reimburse the Stockholders’ Agent from and against any and all liabilities, losses, Damages, claims, costs or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) suffered or incurred by the Stockholders’ Agent arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement or any action taken or omitted to be taken by the Stockholders’ Agent under this Agreement, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been primarily caused by the gross negligence, bad faith or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Eligible Stockholders the amount of such indemnified Agent Losses attributable to such gross negligence, bad faith or willful misconduct. If not paid directly to the Stockholders’ Agent by the Eligible Stockholders, any such Agent Losses may be recovered by the Stockholders’ Agent from the shares in the Parent Holdback Amount at such time as remaining amounts would otherwise be distributable to the Eligible Stockholders; provided, that while this section allows the Stockholders’ Agent to be paid from the Parent Holdback Amount, this does not relieve the Eligible Stockholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise.  Notwithstanding anything to the contrary herein, the Stockholders’ Agent shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Eligible Stockholders unless the Stockholders’ Agent is expressly authorized to do so in a writing signed by such Eligible Stockholders.

(e) Replacement.  If the Stockholders’ Agent shall resign, be dissolved or otherwise be unable to fulfill its responsibilities hereunder, the Eligible Stockholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability, resignation or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder.  If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Eligible Stockholders.

11.2 Further Assurances; Limitations.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses.  Subject to Article 9 and 11.1(d), each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

11.4 Attorneys’ Fees.  If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Viggle Inc.
902 Broadway, 11th Floor
New York, NY 10010
Attention:  Robert F.X. Sillerman,
                    Chief Executive Officer
Facsimile:   (646) 349-5988

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention:   Dennis Block, Esq.
                     Michael Helsel, Esq.
Facsimile:    (212) 805-5555
                     (212) 805-9284

If to the Company:

AdaptiveBlue, Inc.
22 West 19th Street
New York, NY 10013
Attention: Alex Iskold,
Chief Executive Officer
Facsimile:   (763) 431-7206

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 West 42nd Street, 21st Floor
New York, NY 10036
Attention: Kenneth R. McVay
                   Steven L. Baglio
Facsimile: (877) 881-3007

If to the Stockholders’ Agent:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention:  Managing Director
Email: deals@shareholderrep.com
Facsimile:  (303) 623-0294
Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 West 42nd Street, 21st Floor
New York, NY 10036
Attention: Kenneth R. McVay
                   Steven L. Baglio
Facsimile: (877) 881-3007

Notwithstanding anything to the contrary contained herein, any notice received on any Business Day after 5:00 p.m. (addressee’s local time) or on a day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

11.6 Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns.  Except as provided below, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, that after the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 5), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any).

11.10 Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, subject to Section 9.2, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11 Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Effective Time, by the parties hereto by action taken by or on behalf of their respective boards of directors; provided, however, that no amendment of this Agreement shall be made, that by Legal Requirements or in accordance with the rules of any stock exchange requires approval by the stockholders of the Company and/or requires approval of the stockholders of Parent, without obtaining such approval; and (b) after the Effective Time, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Eligible Stockholders).

11.14 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

11.15 Parties-in-Interest.  Except for the provisions of Section 1.6 (Treatment of Company Options), Section 4.2 (Directors’ and Officers’ Indemnification and Insurance), Section 4.4 (Reorganization), and Article 5 (Indemnification), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).  Without limiting the generality of the foregoing, no Company Employee (other than as an Eligible Stockholder or as set forth in Section 4.1) shall have any rights or remedies under any of the provisions of this Agreement.

11.16 Entire Agreement.  This Agreement and the other agreements and documents delivered by the parties in connection herewith constitute the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

11.17 Construction.

(a) Gender; Etc.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  No provision of this Agreement shall be construed to require the Company, Parent or Merger Sub, or any of their respective Subsidiaries or affiliates to take action that would violate applicable Legal Requirements.  Unless otherwise indicated, all sums of money referred to in this Agreement, including references to “dollars” or “$”, are expressed in lawful money of the United States of America.

(b) Ambiguities.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References.  All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

VIGGLE INC.

By:	/s/ Mitchell J. Nelson
Name:	Mitchell J. Nelson
Title:	Executive Vice President and General Counsel

VX ACQUISITION CORP.

By:	/s/ Mitchell J. Nelson
Name:	Mitchell J. Nelson
Title:	Executive Vice President and General Counsel

ADAPTIVEBLUE, INC

By:	/s/ Alex Iskold
Name:	Alex Iskold
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholders’ Agent

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Annex I):

“Accounting Firm” shall mean an independent auditor of recognized national standing jointly selected by Parent and the Stockholders’ Agent.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreement” shall mean the Agreement and Plan of Merger to which this Annex I is attached (including the Disclosure Schedule, the Parent Disclosure Schedule, and all other exhibits, schedules and annexes hereto), as it may be amended from time to time.

“Aggregate Cash Consideration” shall mean $25,000,000.00.

“Aggregate Common and Option Bonus Cash Consideration” shall mean $4,422,986.02.

“Aggregate Preferred Cash Consideration” shall mean $20,577,013.98.

“Aggregate Replacement Options” shall mean the aggregate number of Company Options outstanding immediately prior to the Effective Time held by Continuing Employees multiplied by the Conversion Ratio.

“Aggregate Stock Consideration” shall mean 48,265,731 shares of Parent Common Stock minus the Aggregate Replacement Options.

“Balance Sheet Rules” shall mean, collectively, the accounting principles, methods and practices used in preparing the Company Financial Statements, applied on a consistent basis and in accordance with GAAP.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

“Claimed Shares” shall mean such number of shares of Parent Common Stock equal to the quotient of (a) all outstanding Claimed Amounts, divided by (b) the Per Share Price as of the applicable Distribution Date.

“Closing Per Share Stock Consideration” shall mean (a) with respect to Company Common Stock, the Per Share Stock Consideration minus the Common Per Share Holdback Amount and (b) with respect to Company Preferred Stock, the Per Share Stock Consideration minus the Preferred Per Share Holdback Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common and Option Per Share Cash Consideration” shall mean (a) the Aggregate Common and Option Bonus Cash Consideration divided by (b) the sum of the Outstanding Common Stock Number and the aggregate number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time.

Annex - 1

“Common Per Share Holdback Amount” shall mean for each share of Company Common Stock held by an Eligible Stockholder outstanding immediately prior to the Effective Time (after taking into account any exercise of Company Options prior to the Effective Time), a number of shares equal to (a) the Parent Holdback Amount, multiplied by (b) a fraction having a numerator equal to (i) the number of shares of Parent Common Stock payable to all Eligible Stockholder pursuant to subsection 1.5(a)(ii) (without giving effect to any holdback) and (ii) a denominator equal to the Aggregate Stock Consideration and divided by (c) the Outstanding Common Share Number.

“Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.

“Company Contract” shall mean any Contract to which the Company is a party.

“Company Employee” shall mean any current or former employee, independent contractor or director of the Company.

“Company Employee Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company, on the one hand, and any Company Employee, on the other hand, other than any such management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Company Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, excluding any Company Employee Agreement, but including any employee benefit plans as defined in Section 3 of ERISA.

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company IP Contract” shall mean any written Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or Company IP or any Intellectual Property developed by, with or for the Company.

Annex - 2

“Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (i) the business, financial condition, assets, Liabilities, operations or results of operations of the Company or (ii) the ability of the Company or the Surviving Corporation to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries in which Company operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements (or change in the enforcement of any Legal Requirements by any Governmental Body or GAAP, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (g) any specific action taken at the request of Parent or Merger Sub or expressly required by this Agreement; (h) actions taken with Parent’s prior written consent; (i) the Company’s failure to take any action as a result of the prohibitions and restrictions set forth in this Agreement; (j) continued losses from operations or decreases in cash balances of the Company (on a consolidated basis) which, in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect the Company relative to other companies in the industries in which it operates.

“Company Offerings” means any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for the Company, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Parent.

“Company Option” shall mean an option to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.

“Company Option Plan” shall mean the Company’s 2007 Stock Option Plan, as amended.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any website owned or operated by the Company; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

“Company Registered IP” shall mean all Intellectual Property Rights in Company-Owned IP that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

Annex - 3

“Company Related Party” shall mean: (a) each current executive officer or director of the Company, and (b) any owner of more than ten percent (10%) of the voting power of the outstanding capital stock of the Company.

“Company Stockholder Agreements” shall mean (i) that certain Third Amended and Restated Investors’ Rights Agreement by and among the Company and the stockholders named therein dated as of December 30, 2011, (ii) that certain Third Amended and Restated Voting Agreement by and among the Company and the stockholders named therein dated as of December 30, 2011 and (ii) that certain Third Amended and Restated First Refusal and Co-Sale Agreement by and among the Company and stockholders named therein dated as of December 30, 2011.

“Company Stockholder Approval” shall mean approval of the adoption of this Agreement and the consummation of the transactions contemplated hereby by the Required Merger Stockholder Votes in accordance with the DGCL and the Company’s Charter Documents.

“Consent” shall mean any approval, clearance, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, license, sublease, sublicense, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Continuing Employee” shall mean (i) each employee of the Company who becomes an employee of the Surviving Corporation, Parent or any of their respective Subsidiaries following the Effective Time and (ii) except with respect to Section 4.1, each advisor or consultant of the Company who becomes an advisor or consultant of the Surviving Corporation, Parent or any of their respective Subsidiaries following the Effective Time.

 “Conversion Ratio” shall mean 3.476376.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (excluding any consequential, incidental, indirect, punitive or special damages, decline in value and lost opportunity or profit); provided that, for the avoidance of doubt, any such damages required to be paid by an indemnitee to a third party shall be considered “Damages” subject to indemnification under the Agreement.

“Distribution Date” shall mean the Initial Distribution Date and each Post-Initial Distribution Date.

“Eligible Stockholders” shall mean the Non-Dissenting Stockholders.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

Annex - 4

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant or to the packaging of any product, and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

“Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Resolution” (a) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves any dispute arising under, in connection with or relating to this Agreement or (b) a written agreement executed by Parent and the Stockholders’ Agent that resolves any dispute arising under, in connection with or relating to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body.

Annex - 5

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” shall mean the Parent Indemnitees and the Stockholder Indemnitees, as applicable.

“Indemnitors” shall mean the Stockholder Indemnitors or Parent, as the case may be.

“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, mortgage or other encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

Annex - 6

“Intellectual Property” means any and all:  (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering and manufacturing information and materials, (iii) specifications, designs, models, devices, prototypes, schematics and development tools, (iv) software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”), (v) databases and other compilations and collections of data or information, (vi) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing, domain names, uniform resource locators, social media user account names, and other names and locators associated with the Internet (collectively “Trademarks”), (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including without limitation:  (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated), (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to trade secrets, including rights to limit the use or disclosure thereof, (vii) rights with respect to databases, including copyright registrations thereof and copyright applications therefor, (viii) publicity and privacy rights, including all rights with respect to use of any person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (ix) any rights equivalent or similar to any of the foregoing.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; provided that such individual shall not be deemed or required to have made any inquiry of any third party or any investigation or review of any third-party docket search or other third-party source of information.  The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Alex Iskold or Fraser Kelton has Knowledge of such fact or other matter.  Parent shall be deemed to have “Knowledge” of a particular fact or other matter if any Person who is an executive-level employee (including business unit and division directors and holders of vice president-level positions) has Knowledge of such fact or other matter.

“Leased Real Property” shall mean the Company Leased Real Property and/or the Parent Leased Real Property.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Annex - 7

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Merger Consideration” shall mean with respect to each share of Company Capital Stock outstanding as of the Effective Time, such number of validly issued, fully paid and nonassessable shares of Parent Common Stock and/or cash to be issued in exchange therefor in accordance with Section 1.5(a) of this Agreement.

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement dated as of August 15, 2012, between Parent and the Company.

“Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Article  1.

“Open Source License” means any license that requires, as a condition of use, modification or distribution of Works of Authorship, that such Works of Authorship, or other software or other Intellectual Property incorporated into, derived from, used, or distributed with such Works of Authorship: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Offerings, Company IP, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee.  The GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, all Creative Commons “sharealike” licenses, any derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative are examples of Open Source Licenses.

“Open Source Materials” means any software or other Intellectual Property that is distributed under an Open Source License.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Body.

“Organizational Document” shall mean, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

Annex - 8

“Outstanding Common Share Number” shall mean the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (including, for the sake of clarity, (a) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and (b) any such shares issued upon the exercise of Company Options prior to the Effective Time); provided, however, that the Outstanding Common Share Number shall not include any Disregarded Shares.

“Outstanding Preferred Share Number” the aggregate number of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time (including, for the sake of clarity, any such shares that are subject to a repurchase option or risk of forfeiture under any Contract); provided, however, that the Outstanding Preferred Share Number shall not include any Disregarded Shares.

“Parent Capital Stock” shall mean the shares of Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent together with each Right relating thereto.

“Parent Contract” shall mean any Contract to which Parent or any of its Subsidiaries is a party.

“Parent Employee” shall mean any current or former employee, independent contractor or director of Parent or any Subsidiary of Parent.

“Parent Employee Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent or any Subsidiary of Parent, on the one hand, and any Parent Employee, on the other hand, other than any such management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract with a Parent Employee which is terminable “at will” without any obligation on the part of Parent or any Subsidiary of Parent to make any payments or provide any benefits in connection with such termination.

“Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent for the benefit of any Parent Employee, or with respect to which Parent or any Subsidiary of Parent has or may have any Liability or obligation, excluding any Parent Employee Agreement, but including any employee benefit plans as defined in Section 3 of ERISA.

“Parent Indemnitees” shall mean Parent and its affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, successors and assigns; provided, however, that the Eligible Stockholders shall not be deemed to be “Parent Indemnitees.”

Annex - 9

“Parent IP” shall mean all Intellectual Property and Intellectual Property Rights in which Parent or any Subsidiary of Parent has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent IP Contract” shall mean any written Contract to which the Parent or any Subsidiary of the Parent is a party or by which the Parent or any Subsidiary of the Parent is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or Parent IP or any Intellectual Property developed by, with or for the Parent or any Subsidiary of the Parent.

“Parent Leased Real Property” shall mean all real property leased to Parent and its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to Parent and its Subsidiaries.

“Parent Material Adverse Effect” shall mean any Effect that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (a) the business, financial condition, assets, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent or Merger Sub to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries in which Parent and its Subsidiaries operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements (or change in the enforcement of any Legal Requirements by any Governmental Body) or GAAP, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Parent’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (g) actions taken with the Company’s prior written consent; (h) any decreases in revenue from Parent’s Current Products; or (i) Parent’s failure to take any action as a result of the prohibitions and restrictions set forth in this Agreement, in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies in the industries in which it operates.

“Parent Option” shall mean each option to purchase shares of Parent Common Stock (or exercisable for cash) outstanding under the Parent Incentive Plans or otherwise.

“Parent Related Party” shall mean: (a) each current executive officer or director of Parent or any Subsidiary of Parent; and (b) any owner of more than ten percent (10%) of the voting power of the outstanding capital stock of Parent.

Annex - 10

“Parent Privacy Policy” shall mean each external or internal, past or present privacy policy of the Parent and any Subsidiary of the Parent, including any policy relating to: (a) the privacy of users of any website owned or operated by the Parent or any Subsidiary of the Parent; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

“Parent Registered IP” shall mean all Intellectual Property Rights in Parent-Owned IP that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, be material; (c) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any Company Leased Property or Parent Leased Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such Leased Real Property, and which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company or the Parent and its Subsidiaries, as applicable; (d) purchase money Encumbrances securing rental payments under capital lease or operating lease arrangements; (e) minor Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (f) easements, covenants, conditions, rights of way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Company or the Parent and its Subsidiaries, as applicable, or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto.

“Per Share Price” shall mean the volume weighted average closing prices of the Parent Common Stock on the national securities exchange or over-the-counter market on which shares of Parent Common Stock are then listed or traded during the thirty (30) trading days ending on the second (2nd) trading day immediately preceding measurement.

“Per Share Stock Consideration” shall mean a number of shares equal to (a) the Aggregate Stock Consideration divided by (b) the sum of the Outstanding Common Share Number and the Outstanding Preferred Share Number.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Annex - 11

“Preferred Per Share Holdback Amount” shall mean for each share of Company Preferred Stock held by an Eligible Stockholder outstanding immediately prior to the Effective Time, a number of shares equal to (a) the Parent Holdback Amount, multiplied by (b) a fraction having a numerator equal to (I) the number of shares of Parent Common Stock payable to all Eligible Stockholder pursuant to subsections 1.5(a)(iii) through (vi) (without giving effect to any holdback) and (II) a denominator equal to the Aggregate Stock Consideration and divided by (c) the Outstanding Preferred Stock Number.

“Pro Rata Portion” means, with respect to any Eligible Stockholder, a fraction, the numerator of which is equal to the number of shares of Company Capital Stock held by such Eligible Stockholder and a denominator equal to the sum of the Outstanding Common Stock Number and the Outstanding Preferred Stock Number.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Per Share Cash Consideration” shall mean $0.838528.

“Series B Preferred Per Share Cash Consideration” shall mean (a) with respect to RRE Ventures IV, L.P., $1.601588 and (b) with respect to Union Square Ventures 2004, L.P. and Union Square Principals 2004, L.L.C., $1.441429.

“Series C Preferred Per Share Cash Consideration” shall mean $2.965895.

“Series D Preferred Per Share Cash Consideration” shall mean $3.176511.

“Stockholder Indemnitees” shall mean each Eligible Stockholder and such Eligible Stockholder’s respective Affiliates, and their respective successors and assigns.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Annex - 12

“Tax” or “Taxes” shall mean, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, fines, Damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction, regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.

“Tax Benefit” means the present value of any refund, credit, increased net operating loss, or reduction in otherwise required Tax payments, including any interest payable thereon, of any Indemnitee, (i) using the Tax rate applicable to the highest level of income with respect to such Tax under the applicable Tax law on such date and assuming sufficient income in all applicable Tax periods to use such benefits, and (ii) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or applicable Tax law.  Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information, including any schedule or attachment thereto or any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company, or the Parent or of its Subsidiaries, as applicable, from users of any website owned or operated by the Company, or the Parent or any Subsidiary of the Parent, as applicable.

Annex - 13

In addition, the following terms have the meanings set forth in the Sections indicated in the table below:

Defined Term	Location of Definition

401(k) Plans	Section 4.1(a)
Acquisition Proposal	Section 4.11(f)(i)
Agreed Amount	Section 6.2 (b)
Assets	Section 2.7(a)
Cash Payment	Section 1.5(d)
Certificate of Merger	Section 1.3
Charter Documents	Section 2.2
Claim	Section 6.2(a)
Claim Notice	Section 6.2(a)
Claim Notice Recipient	Section 6.2(a)
Claimed Amount	Section 6.2(a)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Databases	Section 2.10(l)
Company Employees	Section 4.1(b)
Company Financial Statements	Section 2.4(a)
Company IP Form Contracts	Section 2.10(e)
Company Leased Real Property	Section 2.9(b)
Company Material Contracts	Section 2.11(a)
Company Nominee	Section 4.3(a)
Company Options	Recitals
Company-Owned IP	Section 2.10(f)(i)
Company Preferred Stock	Recitals
Company Recommendation	Section 4.14
Company Related Parties	Section 9.2(b)
Company Series A Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Series C Preferred Stock	Recitals
Company Series D Preferred Stock	Recitals
Company Stock Certificates	Section 1.9(c)
Company Stock Option Plans	Section 1.6
Contest	Section 10.5(a)
Contested Amount	Section 6.2(b)
DGCL	Recitals
Disclosure Schedule	Article 2 Preamble
Dispute Period	Section 6.2(b)
Disregarded Shares	Section 1.5(a)
Dissenting Shares	Section 1.8 (a)
Effective Time	Section 1.3
Employment Agreement	Recitals
Expiration Date	Section 5.1(a)
Expense Reimbursement	Section 9.2(a)
Further Information Notice	Section 6.2(c)
Grant Date	Section 2.3(b)
Indemnitors	Section 5.2(a)
Information Statement	Section 4.12(b)
Initial Distribution Date	Section 6.3(a)
Initial Distribution Date Amount	Section 6.3(a)
Letter of Transmittal	Section 1.9(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.7
Nominating Agreement	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Balance Sheet	Section 3.14
Parent Cap	Section 5.3(c)
Parent Charter Documents	Section 3.9(c)(iii)
Parent Disclosure Schedule	Article 3 Preamble
Parent Expense Reimbursement	Section 9.2(b)
Parent Holdback Amount	Section 6.1
Parent Incentive Plan	Section 3.6
Parent Material Contracts	Section 3.21(a)
Parent Financial Statements	Section 3.5(d)
Parent-Owned IP	Section 3.21(f)(i)
Parent Preferred Stock	Section 3.6
Parent Related Parties	Section 9.2(a)
Parent SEC Documents	Section 3.5(a)
Parent Warrants	Section 3.6
Post-Initial Distribution Date	Section 6.3(b)
Post-Signing Returns	Section 10.2(a)
Pre-Closing Taxable Periods	Section 10.6
Pre-Closing Taxes	Section 10.4(a)
Required Merger Stockholder Votes	Section 2.22
Response Notice	Section 6.2(b)
Stock Consideration	Section 1.5(d)
Stockholders Agreement	Recitals
Stockholders’ Agent	Section 11.1(a)
Stockholder Indemnitors	Section 5.2(a)
Straddle Period	Section 10.7
Superior Proposal	Section 4.11(f)(ii)
Surviving Corporation	Recitals
Tangible Property	Section 2.9(a)
Tax Matter	Section 10.5(a)
Third Party Claims	Section 5.5
Unaudited Interim Balance Sheet	Section 2.4(a)
Unaudited Interim Balance Sheet Date	Section 2.4(a)
Violation	Section 4.18

Annex - 14